Exhibit 10.1

SENIOR SECURED TERM LOAN CREDIT AGREEMENT

dated as of August 14, 2023

among

AST SPACEMOBILE, INC.,

as the Parent,

AST & SCIENCE, LLC,
as the Borrower,

the Lenders
from time to time party hereto

and

ACP POST OAK CREDIT II LLC,
as Administrative Agent and Collateral Agent

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Section 13.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	95

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I Commitments

Exhibit A Form of Note

Exhibit B Form of Borrowing Request

Exhibit C [Reserved]

Exhibit D [Reserved]

Exhibit E-1 Form of Solvency Certificate

Exhibit E-2 Form of Compliance Certificate

Exhibit F Form of Guarantee and Collateral Agreement

Exhibit G Form of Assignment and Assumption

Exhibit H-1 Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)

Exhibit H-2 Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)

Exhibit H-3 Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)

Exhibit H-4 Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

Exhibit I Form of Perfection Certificate

Schedule 1.01 Material Contracts

Schedule 7.01(f) Organizational and Capital Structure of the Loan Parties

Schedule 7.01(x) Real Property Rights

Schedule 8.04 Financial Statements

Schedule 8.05 Litigation

Schedule 8.13 Restriction on Liens

Schedule 8.14 Officers, Directors and Ownership

Schedule 8.18 Jurisdictions for Filing Mortgages

Schedule 8.19 Hedging Agreements

Schedule 8.23 Accounts

Schedule 9.07 Insurance

Schedule 9.20 Post-Closing Obligations

Schedule 10.02 Existing Indebtedness

Schedule 10.03 Existing Liens

Schedule 10.05 Existing Investments

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SENIOR SECURED TERM LOAN CREDIT AGREEMENT, dated as of August 14, 2023 (this “Agreement”), among AST SpaceMobile, Inc., a Delaware corporation (the “Parent”), AST & Science, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party hereto and ACP POST OAK CREDIT II LLC (“ACP”), as the Administrative Agent for the Lenders and Collateral Agent for the Secured Parties.

R E C I T A L S

A. The Borrower has requested that the Lenders extend, and the Lenders have agreed to make available to the Borrower, the term loan facility provided for herein upon the terms and subject to the conditions set forth in this Agreement and the other Loan Documents.

B. The Borrower desires to secure the Secured Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first-priority security interest in and continuing Lien (subject to certain limitations set forth in this Agreement) upon all of its rights, title and interest in its property constituting Collateral.

C. Borrower has determined that it is in its best interests to cause each of its Subsidiaries (subject to certain exceptions set forth in this Agreement) to guarantee the Secured Obligations and to pledge and grant to the Collateral Agent, for the benefit of the Secured Parties, a first-priority security interest in and continuing Lien (subject to certain limitations set forth in this Agreement) upon all of its rights, title and interest in its property constituting Collateral.

In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

Article I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2021 Lonestar Facility” means that certain Term Promissory Note, dated as December 8, 2021, by and between AST & Science Texas, LLC, a Texas limited liability company, and Lone Star State Bank of West Texas, which provides for advances in an aggregate principal amount not to exceed $5,000,000, and for which no Group Member is liable or obligated, other than one or more Loan Parties.

“2023 Lonestar Facility” means that certain Loan Agreement, dated as of August 14, 2023, among Borrower, AST & Science Texas, LLC, a Texas limited liability company, AST SpaceMobile Manufacturing, LLC, a Texas limited liability company, and Lone Star State Bank of West Texas, which provides term commitments in an aggregate principal amount not to exceed $15,000,000, and for which no Group Member is liable or obligated, other than one or more Loan Parties.

“ACP” has the meaning assigned to such term in the introductory paragraph hereto.

“Administrative Agent” means ACP, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent or administrative agent appointed in accordance with the provisions of Section 12.06.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

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“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) another Person that directly or indirectly owns or holds (i) ten percent (10.0%) or more of any class of Equity Interests with voting power in the specified Person or (ii) ten percent (10.0%) or more of the Equity Interests in the specified Person or (c) with respect to Section 10.12, any officer, director, manager or partner of the specified Person.

“Agent” means the Administrative Agent or the Collateral Agent, as applicable, and “Agents” shall refer to both the Administrative Agent and the Collateral Agent, collectively.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“AIT Facility (Site 2)” means the property located at 13600 West Interstate 20 East, Odessa, Texas 79765, owned by AST & Science Texas, LLC.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Lender, any Loan Party or their Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or their Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of all Loans of all Lenders then outstanding).

“Approved Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or investing in commercial bank loans and similar extensions of credit in the ordinary course of its business and any investment fund or asset manager that is administered, advised, sub-advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that

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term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Beneficial Ownership Certification” means a certification regarding the Beneficial Owners of the Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrowing” means Loans made under this Agreement.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form of Exhibit B or such other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Call Premium” means with respect to any prepayment (whether voluntary or involuntary) of Loans hereunder, any other repayment of the Loans hereunder or acceleration of Loans: (a) in the case of any such prepayment, repayment or acceleration of Loans that occurs during the period from the Closing Date to and including the Call Premium Expiration Date, an amount equal to the present value of all required payments of interest on such Loans being prepaid, repaid or that has become or is declared accelerated, from the date of such prepayment, repayment or acceleration through the Call Premium Expiration Date (calculated based on the Interest Rate), which present value shall be calculated using a discount rate equal to the Treasury Rate plus 50 basis points, and (b) in the case of any such prepayment, repayment or acceleration of Loans that occurs after the Call Premium Expiration Date, 0.00%.

“Call Premium Expiration Date” means the date that is the eighteen-month anniversary of the Closing Date.

“Capital Expenditures” means, for any Person, all expenditures for fixed or capital assets or other capital expenditures which, in accordance with GAAP, are required to be capitalized and so shown on the consolidated balance sheet of such Person, but excluding any expenditures to the extent such expenditures are: (i) made with the Net Cash Proceeds of any Casualty Event to the extent such expenditures are promptly used to repair such Property or purchase Property (which shall constitute Collateral, to the extent such Casualty Event occurred with respect to Collateral) that is the same as, or substantially functionally equivalent to, the Property subject to such Casualty Event; or (ii) constitute the trade-in value of equipment that is substantially concurrently exchanged for other equipment or property of greater value that constitutes Collateral.

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“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases or finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Equivalents” means Investments in:

(a) marketable obligations, maturing within one (1) year after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(c) deposits maturing within one (1) year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(d) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s, and, in either case, maturing within twelve (12) calendar months from the date of acquisition thereof;

(e) money market funds that: () are classified as “current assets” in accordance with GAAP; () comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act; () are rated ‘AAA’ by S&P and ‘Aaa’ by Moody’s; and () have portfolio assets of not less than Five Billion Dollars ($5,000,000,000); and

(g) mutual funds investing solely in any one (1) or more of the Cash Equivalents described in the foregoing clauses (a) through (e).

“Casualty Event” means (a) any loss, casualty or other insured damage to any Property of any Loan Party or any of its Subsidiaries or (b) any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of (or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking), any Property of any Loan Party or any of its Subsidiaries (any event in this clause (b), a “Condemnation Event”).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Subsidiary of the Borrower substantially all of the assets of which consist of direct or indirect equity interests (including, for this purpose, any debt or any instrument treated as equity for U.S. federal income tax purposes) in one or more other Subsidiaries of the Borrower each of which is a CFC.

“Change in Control” means the occurrence of any of the following:

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(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of (i) Equity Interests representing more than fifty percent (50%) of (A) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent or (B) the economic interest represented by the issued and outstanding Equity Interests of the Parent, or (ii) the power to elect or appoint a majority of the Board of Directors or equivalent governing body of the Parent;

(b) the Parent ceasing to be the managing member of the Borrower or ceasing to beneficially own and control, directly, 30% on a fully diluted basis of the economic and voting interest in the Equity Interests of the Borrower; or

(c) any transaction that results in any of the Equity Interests of the Borrower being publicly traded on any securities exchange, over-the-counter market or analogous public exchange in the U.S. or any other jurisdiction.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith (whether or not having the force of law) or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated, issued or implemented.

“Closing Date” means the date on which the conditions specified in Section 7.01 are satisfied (or waived in accordance with Section 13.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property now owned or hereafter acquired by the Loan Parties or any other Guarantor which is subject to a Lien created or purported to be created under one or more Security Documents.

“Collateral Agent” means ACP, as collateral agent for the Secured Parties, together with any successor collateral agent or collateral agent appointed in accordance with the provisions of Section 12.06.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex I hereto under the heading “Commitments” and any additional commitments established pursuant to Section 2.06. As of the Closing Date, the aggregate principal amount of Commitments of the Lenders is $48,500,000.

“Commodity Accounts” means all “commodity accounts” (as such term is defined in the UCC) of the Loan Parties.

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“Condemnation Event” has the meaning assigned to such term in the definition of “Casualty Event”.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, including the power to elect a majority of the directors, managers, trustees or equivalent of a Person, as the case may be. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any Deposit Account, Securities Account or Commodity Account (other than an Excluded Account), a control agreement, in form and substance reasonably satisfactory to the Collateral Agent.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(c)(i).

“Deposit Accounts” means all “deposit accounts” (as such term is defined in the UCC) of the Loan Parties.

“Disposition” means, (a) with respect to any Intellectual Property, any sale, license (other than any non-exclusive license granted in the ordinary course of business), sale with retained non-exclusive license, assignment, conveyance or transfer, and (b) with respect to any other Property (including, without limitation, Equity Interests of any Subsidiaries), any sale, lease, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof, including, without limitation, any Casualty Event or issuance of Equity Interests of any Subsidiary. The terms “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures (but excluding any maturity as a result of an optional redemption by the issuer thereof the exercise of which, by the terms of such Equity Interest, is contingent upon such redemption not being prohibited by this Agreement or any of the other Loan Documents) or is mandatorily redeemable (other than () solely in exchange for Equity Interests that are not otherwise Disqualified Capital Stock, or () as a result of a redemption that, by the terms of such Equity Interest, is contingent upon such redemption not being prohibited by this Agreement or any of the other Loan Documents) for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof (other than () solely in exchange for Equity Interests that are not otherwise Disqualified Capital Stock, or () as a result of a redemption that, by the terms of such Equity Interests, is contingent upon such redemption not being prohibited by this Agreement or any of the other Loan Documents), in whole or in part, on or prior to the date that is one year after the Maturity Date provided, that, in the case of the foregoing, (A) if any Equity Interest constitutes Disqualified Capital Stock as a result of the occurrence of a Change in Control, the consummation of a Disposition or the consummation of any other transaction, then such Equity Interest shall not constitute Disqualified Capital Stock for purposes of this Agreement and the other Loan Documents so long as any rights of the holder(s) thereof upon the occurrence of such a Change in Control, the consummation of such Disposition or the consummation of

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such other transaction(s) are, in any such case, subject to the prior occurrence of the Payment in Full and (B) if any Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of such Person (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person (or any direct or indirect parent thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations under ERISA with regards to such Person.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any state thereof, other than a CFC Holdco or a Subsidiary of a CFC or a CFC Holdco.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to the health and safety of persons or property, the environment, the preservation or reclamation of natural resources, or the management, Release or Threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which any Loan Party or any Subsidiary of any Loan Party is conducting, or at any time has conducted, business, or where any Property of any Loan Party or any Subsidiary of any Loan Party is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, including both preferred and common equity, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest, including the New Unsecured Convertible Notes and any other debt securities convertible into any of the foregoing.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Parent or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 11.01.

“Excepted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges or levies which are (i) not yet due and payable or (ii) being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) landlord’s Liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, contractor’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business, each of which is in respect of obligations that are not delinquent by more than thirty (30) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) Liens arising solely by virtue of any statutory or common law provision or customary deposit account terms (pursuant to a depository institution’s standard documentation that is provided to its customers generally) relating to banker’s Liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(e) Liens on pledges and deposits made in the ordinary course of business of the Loan Parties and Subsidiaries, in each case of the foregoing of this clause (e), in connection with (and in compliance with) workers’ compensation, unemployment insurance and other social security applicable laws;

(f) Liens in favor of customs and revenue Governmental Authorities arising as a matter of applicable law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business of the Loan Parties and Subsidiaries;

(g) Liens arising out of conditional sale, title retention, consignment, and/or similar arrangements for the sale of goods in the ordinary course of business of the Loan Parties and Subsidiaries; and

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(h) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use or operation of such property in the ordinary course of business of the Loan Parties, or the value thereof, and that do not otherwise individually or in the aggregate materially impair the validity, perfection or priority of the Liens granted under the Security Documents;

provided, further, that (x) Liens described in clauses (a) through (h) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Collateral Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (y) in no event shall “Excepted Liens” secure Indebtedness of the type specified in clauses (a) and (b) of the definition of Indebtedness.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” has the meaning set forth in the Guarantee and Collateral Agreement.

“Excluded Asset” has the meaning set forth in the Guarantee and Collateral Agreement.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that is (i) a CFC, (ii) a CFC Holdco, or (iii) a direct or indirect Subsidiary of a CFC or CFC Holdco, in each case, to the extent that a guarantee of the Secured Obligations by such CFC, CFC Holdco or Subsidiary, as applicable, pursuant to any Loan Documents would reasonably be expected to result in material adverse U.S. federal income tax consequences to a Loan Party, as determined in good faith by the Administrative Agent.

“Excluded Subsidiary” means (i) each Foreign Subsidiary, (ii) any Person, if any, to the extent the Agent and the Borrower mutually agree in writing, each in their sole reasonable discretion, that the cost and/or burden of obtaining a guarantee of the Secured Obligations outweigh the benefit to the Lenders. As of the Closing Date, the only Excluded Subsidiaries are AST & Science Israel Ltd., AST & Science Iberia, Sociedad limitada unipersonal, AST Spacemobile UK Limited, AST & SCIENCE DO BRAZIL LTD, AST SpaceMobile India Private Limited, AST SPACEMOBILE ECUADOR S.A.S., AST SPACEMOBILE COLOMBIA S.A.S., AST SPACEMOBILE PANAMA S.R.L., and AST SPACEMOBILE ARGENTINA S.R.L.; provided, that at no time shall (a) any Excluded Subsidiary be a Material Subsidiary and (b) any Excluded Subsidiary own or hold any rights to any Intellectual Property.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient hereunder or under any other Loan Document, (a) any and all Taxes imposed on (or measured by) such Recipient’s net income (however denominated), franchise Taxes or branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized or incorporated under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any and all Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), (c) in the case of a Lender, U.S. federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.06) or otherwise becomes a party to this Agreement or (y) such Lender designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately before the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Taxes pursuant to Section 5.03 and (d) any U.S. federal withholding Taxes imposed under FATCA.

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“Extraordinary Net Cash Receipts” means any cash received by or paid to or for the account of the Parent or any of its Subsidiaries not in the ordinary course of business, including, without limitation, consisting of (a) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action relating to the Collateral, (b) foreign, United States federal, state or local Tax refunds, (c) indemnity payments, (d) any purchase price adjustment received in connection with any purchase agreement, (e) net proceeds of any payment made under an insurance policy or agreement in respect of Collateral other than Casualty Events that are subject to Section 3.04 and (f) Casualty Events with respect to assets that are not Collateral; provided that if the proceeds are used to repair or replace assets within twelve (12) months, such proceeds will not constitute Extraordinary Net Cash Receipts; in each case, net of customary reasonable costs and expenses associated therewith; provided that Extraordinary Net Cash Receipts shall not include the proceeds of any Indebtedness permitted to be incurred under this Agreement.

“Facility” means this Agreement and the Commitments and the extensions of credit made hereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, administrative guidance, or practices adopted or entered into pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that (a) if such a day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to three major banks on such day of such transactions as determined by the Administrative Agent; provided further that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means that certain Fee Letter among the Agents and the Borrower dated as of the date hereof.

“Financial Covenant” has the meaning set forth in Section 10.01.

“Financial Officer” means, for any Person, a chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Flood Laws” mean all collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

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“Foreign Lender” means any Lender that is not a United States person, within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” mean any Subsidiary that is not a Domestic Subsidiary

“Funds Flow Memorandum” has the meaning set forth in Section 7.01(u).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.

“General and Administrative Costs” means the general and administrative costs of the Loan Parties and their Subsidiaries, including utilities, communications, consulting fees, salary, rent, supplies, travel, insurance, accounting, legal, engineering and broker related fees required to manage the affairs of the Loan Parties and their Subsidiaries.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including Environmental Laws and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date executed by the Borrower and the other Loan Parties (including any Subsidiaries of the Parent that execute such agreement after the Closing Date pursuant to Section 9.12), in substantially the form of Exhibit F.

“Guarantors” means the Parent and each Subsidiary of the Parent (other than the Borrower) that is a party to the Guarantee and Collateral Agreement as a “Guarantor” and “Grantor” (as such terms are defined in the Guarantee and Collateral Agreement) and guarantees the Secured Obligations.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, per- and poly-fluorinated substances or radon.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or their Subsidiaries shall be a Hedging Agreement.

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“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Immaterial Subsidiary” means any Subsidiary that individually owns total assets with a book value of no more than five percent (5.00%) of consolidated total assets of the Group Members; provided, that all Immaterial Subsidiaries together shall own total assets with an aggregate book value of no more than ten percent (10.00%) of total assets of the Group Members, in all cases with total assets being based on the most recent financial statements delivered pursuant to Section 9.01(a) or (b).

“Increased Cost Lender” has the meaning assigned to such term in Section 5.06.

“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and other accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (other than (i) trade accounts payable in the ordinary course of business that are not past due for more than 120 days after the date of invoice or, which are being actively disputed in good faith and adequate reserves have been established in accordance with GAAP on the books of such Person); (d) in respect of any Capital Lease of any Person, the capitalized amount thereof (or finance lease liabilities) that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (e) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; provided that if such Person has not assumed or become liable for the payment of such obligation, the amount of such Indebtedness shall be limited to the lesser of (A) the principal amount of the obligations being secured and (B) the fair market value of the encumbered property; (f) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (h) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (i) obligations to pay for goods or services, even if such goods or services are not actually received or utilized by such Person, i.e., take-or-pay and similar obligations; (j) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement (unless the Indebtedness is expressly, by its terms, made non-recourse to such Person as permitted by and enforceable under applicable law) but only to the extent of such liability; (k) Disqualified Capital Stock; and (l) obligations under Hedging Agreements. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document or the Insurance Policy and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 13.03(b).

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“Information” has the meaning assigned to such term in Section 13.12.

“Insurance Incremental Amounts” has the meaning assigned to such term in Section 9.17.

“Insurance Policy” means that certain Collateral Protection Insurance Policy issued by the Insurers to the Collateral Agent on behalf of the Lenders, as insured, with the Lenders as loss payee thereunder.

“Insurance Premium Required Amount” means (i) on the Closing Date, $7,125,000, payable in cash, which such amount will fund the Insurance Policy premiums for the first twenty (24) months from the Closing Date and (ii) if any Secured Obligations remain outstanding on the twenty-four month (24) anniversary of the Closing Date, $2,850,000, payable on or prior to the date that is thirty (30) days prior to the final day of the 24th month from the Closing Date.

“Insurers” means each Insurer, as defined in the Insurance Policy.

“Intellectual Property” has the meaning set forth in the Guarantee and Collateral Agreement.

“Interest Escrow Account” means, (a) initially, that certain deposit account of the Collateral Agent (or its sub-agent) as notified in writing to the Borrower and the Lenders, or (b) if permitted by the Collateral Agent in its sole discretion, any deposit account of the Borrower designated by the Borrower from time to time in writing to the Collateral Agent, subject to a Control Agreement in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent (it being understood and agreed that the Collateral Agent shall have sole control over the Interest Escrow Account immediately upon the occurrence of the Closing Date and at all times thereafter).

“Interest Escrow Account Funds” has the meaning assigned to such term in Section 3.02(d).

“Interest Escrow Required Amount” means an amount initially equal to $1,788,437, subject to being (i) increased to an amount equal to six (6) months interest on the Loan if Liquidity, as measured by the most recent Liquidity Report, is less than $100,000,000 as reflected in such report, (ii) reduced to three (3) months interest on the Loan if Liquidity, as measured by the most recent Liquidity Report, is greater than or equal to $100,000,000 as reflected in such report, (iii) increased by agreement among the Administrative Agent, Lenders and the Borrower in connection with any increase in the Commitments pursuant to Section 2.06 and (iv) reduced pursuant to the express terms of Section 9.19(b)(B) and (d).

“Interest Payment Date” has the meaning assigned to such term in Section 3.02(d).

“Interest Rate” means an interest rate per annum equal to 14.75%.

“Investment” means, for any Person: (a) the purchase or acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or a discrete set of Properties of the seller of such Properties, other than any Property consisting of equipment, materials

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or consumables purchased or acquired in the ordinary course of business; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. For all purposes under the Loan Documents, the amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any returns actually received in cash by the applicable Person with respect to such Investment (such netted amount not to the exceed the original amount of such Investment).

“IRS” means the United States Internal Revenue Service.

“Labor Contracts” means all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its current employees as of the Closing Date.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Liquidity” means (a) aggregate principal amounts then available to be borrowed under any (i) revolving facility of the Borrower permitted hereunder and (ii) the 2021 Lonestar Facility and 2023 Lonestar Facility and (b) the Unrestricted Cash of the Loan Parties that is subject to a valid and first priority perfected Lien (subject to Excepted Liens of the type described in clause (d) of the definition thereof) in favor of the Collateral Agent. Notwithstanding the foregoing, “Liquidity” may not include amounts in the in the New Unsecured Convertible Notes DSRA.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Fee Letter, any agreement, instrument or certificate required to be delivered under this Agreement by or on behalf of any Loan Party and each other document designated as a Loan Document thereunder (but for the avoidance of doubt shall not include the Insurance Policy).

“Loan Parties” means, collectively, the Borrower and the Guarantors. “Loan Party” means the Borrower or a Guarantor, individually, as the context may require.

“Loans” has the meaning specified for such term in Section 2.01(a).

“Majority Lenders” means, as of any date of determination, the holders of more than 50% of (a) the Commitments of all the Lenders then in effect or (b) after the Closing Date, the outstanding principal amount of the Loans of all Lenders then outstanding at such date (without regard to any sale by a Lender of a participation in any Loan under Section 13.04(c)); provided, that at any time there are two or more Lenders, at least two Lenders shall be necessary to constitute “Majority Lenders”.

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“Material Adverse Effect” means a material adverse change in, or material adverse effect on, (a) the business, operations, liabilities (actual or contingent) or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) the ability of the Borrower, individually, or the Loan Parties, taken as a whole, to perform any of their respective obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to any Agent or any Lender under any Loan Document.

“Material Contract” means (a) the agreements listed on Schedule 1.01, and (b) any other contract or other arrangement to which any Loan Party or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means the New Unsecured Convertible Notes and any other Indebtedness (other than the Loans) of any one or more of the Loan Parties or their Subsidiaries in an aggregate principal amount exceeding five million Dollars ($5,000,000). Notwithstanding anything herein to the contrary, “Material Indebtedness” shall not include the Indebtedness under the 2021 Lonestar Facility or 2023 Lonestar Facility.

“Material Real Property Rights” means Real Property Rights with respect to any Property (a) that exceeds $2,500,000 to the extent such Real Property Rights are owned in fee or (b) the payments with respect to which exceed $500,000 in any fiscal year to the extent such Real Property Rights are leased; provided that the AIT Facility (Site 2) shall not be a Material Real Property Right unless (i) improvements in excess of one million Dollars ($1,000,000) are made thereto after the Closing Date and (ii) the AIT Facility (Site 2) ceases to secure the 2021 Lonestar Facility and 2023 Lonestar Facility.

“Maturity Date” means August 14, 2026.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means each mortgage, deed of trust or any other document (including any assignment thereof) creating and evidencing a Lien on real Property and other Property in favor of the Collateral Agent, for the benefit of the Secured Parties, which shall be in a form reasonably satisfactory to the Collateral Agent, including the Mortgages with respect to the Real Property Rights set forth in Schedule 7.01(x).

“Mortgaged Property” means any Property owned by any Loan Party that is subject to a Mortgage.

“Net Cash Proceeds” means, (a) with respect to any Disposition of Collateral by any Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition, but only as and when so received, over (ii) the sum, without duplication, of (A) the reasonable costs and expenses incurred by such Loan Party in connection with such Disposition and (B) all title and recording Tax expense and all federal, state, provincial, foreign and local income Taxes required to be paid in the then-current fiscal year or subsequent fiscal year as a consequence of such Disposition; (b) with respect to the issuance of any Indebtedness, the cash proceeds received from such issuance of Indebtedness, as the case may be, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith; and (c) with respect to any issuance of Equity Interests, the cash proceeds thereof, net of all Taxes paid in cash incurred in connection therewith and customary fees, discounts, commissions, costs and other expenses incurred in connection therewith.

“New Unsecured Convertible Notes” means unsecured Indebtedness in one or more series of notes that are convertible to common Equity Interests of the Parent in an aggregate principal amount at any time

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outstanding not exceeding five hundred million Dollars ($500,000,000), which shall not (i) be restricted by covenants that are more restrictive than the covenants contained in any Loan Document or (ii) mature prior to the date that is ninety-one (91) days following the Maturity Date.

“New Unsecured Convertible Notes DSRA” means a Deposit Account under the sole control of the trustee of the New Unsecured Convertible Notes used solely to fund cash interest payable on the New Unsecured Convertible Notes.

“Non-Consenting Lender” has the meaning assigned to such term in Section 5.06.

“Notes” means the promissory notes of the Borrower described in Section 2.02(c) and being substantially in the form of Exhibit A.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the OBFR in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OBFR” has the meaning set forth in the 2021 ISDA Definitions.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation) and any shareholders agreement; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Indebtedness” means Indebtedness permitted by this Agreement that is extended, refinanced or replaced.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing, excise or similar Taxes arising from (i) any payment made under any Loan Document, (ii) the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant

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to Section 5.06) or (iii) the issuance or maintenance of the Insurance Policy (including, for the avoidance of doubt, any excise Tax with respect thereto).

“Parent” has the meaning assigned to such term in the introductory paragraph hereto.

“Participant” has the meaning set forth in Section 13.04(c)(i).

“Participant Register” has the meaning set forth in Section 13.04(c)(ii).

“Patent, Trademark and Copyright Security Agreements” means each patent security agreement, trademark security agreement and copyright security agreement, in substantially the form attached as exhibits to the Guarantee and Collateral Agreement or otherwise in a form acceptable to the Collateral Agent, each as executed and delivered by the applicable Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties.

“Payment” has the meaning assigned to such term in Section 12.11(a).

“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and premium (if any) on and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in cash (other than contingent indemnification obligations) and (c) all other Secured Obligations shall have been paid in full in cash.

“Payment Notice” has the meaning assigned to such term in Section 12.11(b).

“Perfection Certificate” means a perfection certificate substantially in the form of Exhibit I.

“Permitted Acquisition” means any Acquisition following the Closing Date by any Loan Party (other than the Parent) of all or substantially all the assets of, or any line of business or division or business unit of, any other Person, or all of the Equity Interests of any Person; provided, that with respect to each such Acquisition:

(a) prior to or concurrently with the consummation of such Acquisition, the Administrative Agent shall have received a duly executed certificate of a Responsible Officer of the Borrower certifying compliance with this definition;

(b) all assets acquired are usable in, and any acquired business is primarily engaged in, a line of business permitted by this Agreement;

(c) the Administrative Agent and the Collateral Agent shall receive in accordance with the requirements of Section 9.12 all documents reasonably required by the Administrative Agent or the Collateral Agent to have a first-priority perfected security interest (subject to Excepted Liens) in business being acquired in such Acquisition, together with all opinions of counsel, certificates, resolutions, proof of insurance and other documents required by Section 9.12;

(d) the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets) paid or incurred by the Loan Parties and their Subsidiaries in connection with all Acquisitions shall not exceed five hundred thousand Dollars ($500,000) in the aggregate for all such Acquisitions during the term of this Agreement;

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(e) any acquired business will be a direct or indirect, wholly-owned Domestic Subsidiary of the Borrower immediately after such Acquisition and the assets being acquired (other than a de minimis amount of assets) are located within the United States;

(f) such Acquisition shall not be hostile and shall have been approved by all necessary corporate or limited liability company action of the acquired business;

(g) the Borrower shall have provided to the Administrative Agent and the Lenders not later than ten (10) Business Days prior to the anticipated closing date of such Acquisition (or such shorter period as the Administrative Agent may agree in its sole discretion) with the total amount of such Acquisition and other material terms and conditions of the Acquisition, the full name and jurisdiction of organization of any new Subsidiary created or acquired for the purpose of effecting such Acquisition, copies of historical and projected financial statements of the acquired business and copies of any acquisition agreement, schedules or due diligence delivered in connection with the consummation of such Acquisition;

(h) before and after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

(i) before and after giving pro forma effect to such Acquisition, the Loan Parties shall be in compliance with the financial covenants set forth in Section 10.01; provided that the Borrower shall deliver a certificate of a Compliance Officer of the Borrower (supported by reasonably detailed calculations) certifying (1) as to the foregoing and (2) based upon projections made in good faith by the management of the Borrower, the Loan Parties are projected to remain in compliance with the financial covenants set forth in Section 10.1 for at least the next following four fiscal quarters ending after consummation of such Acquisition; and

(j) at least five (5) Business Days prior to the required satisfaction of clause (c) hereof, the Administrative Agent shall have received all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Corruption Laws, anti-terrorism laws and Sanctions.

“Permitted Liens” means Liens permitted pursuant to Section 10.03.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Parent, the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Parent, the Borrower or a Subsidiary or an ERISA Affiliate.

“Property” means any interest in any kind of property, right or asset, whether real, personal or mixed, or tangible or intangible (including cash, securities, accounts, contract rights, Intellectual Property and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired.

“Prudent Industry Practice” means, with respect to any Person, those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by a significant portion of the Borrower’s industry, as good, safe and prudent practices in connection with construction, operation, maintenance, repair, improvement and use of equipment, facilities and improvements of the Property of the Borrower and its Subsidiaries, with

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commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Industry Practices does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“Rate Determination Date” means four (4) Business Days prior to the applicable Reset Date.

“Real Property Rights” means all of the rights-of-way, easements, leases, consents, fee ownership, and other real property rights of the Loan Parties.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Redemption” means, with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Refinance Indebtedness” means Indebtedness that extends, refinances or replaces Original Indebtedness.

“Register” has the meaning assigned to such term in Section 13.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors (including attorneys, accountants and experts) and financial sources, investors and partners of such Person and such Person’s Affiliates.

“Release” (or “Threatened Release”) has the meaning assigned to such terms as specified in CERCLA, as amended; provided, however, that (a) in the event that CERCLA is amended so as to broaden the meaning of the term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Loan Party or any Subsidiary of any Loan Party is located establish a meaning for “release” that is broader than that specified in CERCLA, such broader meaning shall apply.

“Remedial Work” has the meaning assigned to such term in Section 9.10(a).

“Replacement Lender” has the meaning assigned to such term in Section 5.06.

“Reset Date” means the last day of each calendar month.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, a chief executive officer, the president, any Financial Officer, the secretary or any vice president of such Person, or if such Person does not have any such officer, an individual holding such position with a Person directly or indirectly managing its business and affairs. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

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“Restricted Payment” means (a) the payment of any dividend or making of any other payment or distribution (whether in cash, securities or other property) on account of any Loan Party’s or any of its Subsidiaries’ respective Equity Interests or to the direct or indirect holders of any Loan Party’s or any of its Subsidiaries’ respective Equity Interests in their capacity as such, (b) the purchase, redemption, acquisition, retirement for value, cancellation or termination of any Loan Party’s or any of its Subsidiaries’ respective Equity Interests, (c) any payment or distribution (whether in cash, securities or other property) on account of any return of capital to any Loan Party’s or any of its Subsidiaries’ respective stockholders, partners or members (or the equivalent Person thereof), (d) any payment by any Loan Party’s or any of its Subsidiaries’ for any advisory, consulting, management or similar services provided by or payable to any Affiliate of a Loan Party, (e) any payment under or in respect of the New Unsecured Convertible Notes or (f)(i) any payment to redeem, purchase, prepay, repay, retire, defease or otherwise acquire for value prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of the New Unsecured Convertible Notes or any other Indebtedness for borrowed money that is unsecured, subordinated in right of payment, or secured by a Lien on a junior basis, or set aside any funds for such purpose, (ii) any interest payment in respect of the New Unsecured Convertible Notes or any Indebtedness for borrowed money that is unsecured, subordinated in right of payment or secured by a Lien on a junior basis, and (iii) any payment in violation of any subordination terms of the documentation governing such Indebtedness that is unsecured, subordinated in right of payment or secured by a Lien on a junior basis.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or its government.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), or by the United Nations Security Council, the European Union or any EU member state, His Majesty’s Treasury, or other relevant sanctions authority (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person, directly or indirectly, owned or controlled by any such Person or Persons described in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes or restricted measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Obligations” means (a) any and all amounts owing or to be owing (including interest accruing at any Default Rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any other Loan Party or any of their Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by the Borrower or any other Loan Party or any of their Subsidiaries (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, the Collateral Agent or any Lender or other Secured Party under any Loan Document or paid on behalf of any Loan Party or any other Loan Party or

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any of their Subsidiaries by the Administrative Agent or the Collateral Agent or any of their Affiliates, and (b) all renewals, restatements, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Secured Obligations” shall include the unpaid principal or premium (if any) of and interest on the Loans (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party or any of their Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower or any other Loan Party or any of their Subsidiaries, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement and the other Loan Documents.

“Secured Parties” means the Administrative Agent, the Collateral Agent, each Lender and each Indemnitee.

“Securities Accounts” means all “securities accounts” (as such term is defined in the UCC) of the Loan Parties.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means the Guarantee and Collateral Agreement, the Control Agreements, the Mortgages, the Patent, Trademark and Copyright Security Agreements, any Perfection Certificate, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by any Loan Party or any other Person in connection with, or as security for the payment or performance of the Secured Obligations, the Notes or this Agreement (but, for the avoidance of doubt, shall not include the Insurance Policy).

“Solvent” means, with respect to any Person(s) as of any date, that (a) the value of the assets of such Person(s) (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person(s) as of such date, (b) as of such date, such Person(s) is able to pay all liabilities of such Person(s) as such liabilities mature, and (c) as of such date, such Person(s) does not have unreasonably small capital given the nature of its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to (a) the Parent, the Borrower and (b) any Person (the “parent”) at any date of determination, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (i) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Successor Effective Date” has the meaning set forth in Section 12.06.

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“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties and additions to taxes applicable thereto.

“Terminated Lender” has the meaning assigned to such term in Section 5.06.

“Title Company” means a nationally recognized and financially stable title insurance company reasonably acceptable to the Administrative Agent retained by the Borrower to issue the title insurance policies pursuant to the Loan Documents.

“Title Policy” has the meaning assigned to such term in Section 7.01(l).

“Transaction Costs” means all fees and expenses incurred or paid by the Borrower in connection with the Transactions.

“Transactions” means, collectively, (a) with respect to (i) the Borrower, the execution, delivery and performance by the Borrower and the Parent of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof, and the grant of Liens by the Borrower on the Collateral pursuant to the Security Documents, and (ii) each other Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, such Loan Party’s guarantee of the Secured Obligations pursuant to the applicable Security Documents, and the grant of Liens by such Loan Party on the Collateral pursuant to the Security Documents and (b) the funding of the Interest Escrow Account and payment of Transaction Costs and other amounts in accordance with the Funds Flow Memorandum.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” means, with respect to any Loan Party, cash or Cash Equivalents held in a Deposit Account or Securities Account, as applicable, of such Loan Party subject to a Control Agreement, other than (a) New Unsecured Convertible Notes DSRA, and (b) any other cash listed as “Restricted” (or similar caption) on the balance sheet of such Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

“Withholding Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(4).

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“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Maintenance Event” has the meaning assigned to such term in Section 11.02(a).

Section 1.02 [Reserved].

Section 1.03 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The use of the words “repay” and “prepay” and the words “repayment” and “prepayment” herein shall each have identical meanings hereunder. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) except as otherwise provided herein, any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, (f) unless otherwise specified, any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (g) any reference to amounts “deposited” into or “on deposit” in any account shall be construed to include any cash equivalents or other amounts credited to such account, (h) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (j) all references to currencies and to amounts payable hereunder and under the other Loan Documents shall be to United States dollars. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Majority Lenders. The use of the phrase “subject to” as used in connection with Excepted Liens, Permitted Liens or otherwise and the permitted existence of any Excepted Liens, Permitted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Collateral Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Collateral Agent and the other Secured Parties. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any

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Person solely because such Person or its legal representative drafted such provision. Unless otherwise expressly provided herein, all determinations of fair market value under this Agreement or any other Loan Document shall be made by the Borrower in good faith.

Section 1.04 Accounting Terms and Determinations; GAAP.

(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements except for changes in which Parent’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 9.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

(b) Notwithstanding anything herein to the contrary in the foregoing or elsewhere in this Agreement or any other Loan Document: (i) all terms of an accounting or financial nature used in this Agreement or any other Loan Document shall be construed, and all computations of amounts and ratios referred to in this Agreement or any other Loan Document shall be made, in each case of the foregoing, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or Subsidiary as “fair value” (as defined therein); and (ii) for purposes of determining compliance with any covenant set forth in this Agreement or any other Loan Document, Indebtedness of the Loan Parties and Subsidiaries shall be deemed to be carried at one hundred percent (100.00%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, changes in the application of GAAP as a result of FASB ASC Update No. 2016-02, Leases (Topic 842) shall not result in any lease being treated as a Capital Lease to the extent it would have been considered an operating lease prior to such change.

(d) In the event that any Lien, any Indebtedness (whether tested at the time of initial incurrence, upon application of all, or any portion, of the proceeds thereof, or otherwise), any Disposition, Investment, any Restricted Payment, any Affiliate transaction, any restrictive agreement and/or any prepayment of Indebtedness (as applicable), or any other transaction that is subject to any of the negative covenant restrictions set forth in Article X, meets the criteria of one (1) or more of the categories of transactions then expressly permitted pursuant to any clause of the applicable Section(s) of Article X then such transaction (or portion thereof, as applicable) at the time of incurrence shall be permitted under one (1) or more of such clauses of such Section(s) as the Borrower may determine in its sole discretion at such time (unless otherwise restricted pursuant to the terms of this Agreement), without the ability for subsequent reclassification.

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

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Section 1.06 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.07 Confidentiality; Privilege; Etc.. Notwithstanding anything to the contrary in this Agreement, no Loan Party or Subsidiary shall be required to disclose, to permit the inspection, examination or making of copies of, or otherwise to share, any document(s) or information (A) to the extent that such information constitutes non-financial trade secrets or non-financial proprietary information of any Person, or (B) that is subject to attorney-client privilege; provided, that, in the event that any Loan Party or Subsidiary withholds (or otherwise does not disclose or provide) any document(s) or information that would otherwise be required to be provided, disclosed or shared (as applicable) pursuant to the Loan Documents in reliance on the exclusions set forth in this sentence, then the Loan Parties shall provide notice concurrently within the time frame otherwise required to provide such documents or information to the Administrative Agent, along with a description of the type of documents or information, and rationale for, being withheld or not disclosed or shared.

Article II
THE CREDITS

Section 2.01 Commitments.

(a) Loans. Subject to and upon the terms and conditions herein set forth, each Lender having a Commitment severally, but not jointly, agrees to make term loans denominated in dollars (together with any additional loan made pursuant to a Commitment established in accordance with Section 2.06, each a “Loan” and, collectively, the “Loans”) to the Borrower on the Closing Date (or such later date as contemplated by Section 2.06) in an amount equal to such Lender’s Commitment. Each Lender’s Commitment shall immediately terminate without further action upon the funding of such Lender’s Loan pursuant to this Section 2.01(a).

(b) Nature of Loans as Term Loans. Any amounts borrowed hereunder and repaid or prepaid may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. The Loans made on the Closing Date pursuant to the Commitments shall be made as part of one or more Borrowings on the Closing Date consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) [Reserved].

(c) Notes. Any Lender may request in writing that the Loans made by it be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, in each case, payable to such Lender or its registered assigns in a principal amount equal to the aggregate principal amount of its Loans as in effect on such date, and otherwise duly completed. In the event that the aggregate principal amount of any Lender’s Loans increases or decreases

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for any reason (whether pursuant to Section 2.01, Section 13.04(b) or otherwise), upon the written request of such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender or its registered assigns in a principal amount equal to the aggregate principal amount of its Loans after giving effect to such increase or decrease, and otherwise duly completed. Borrower’s obligation to deliver a Note evidencing Loans for which the Borrower has previously delivered a Note shall be subject to Borrower’s receipt of such previously-delivered Note or satisfactory indemnity therefor in Borrower’s discretion. The replaced Note shall be deemed cancelled upon delivery from the Borrower to the Lender of such new Note. The date and amount of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. (a) To request a Borrowing of Loans on the Closing Date, the Borrower shall give irrevocable notice to the Administrative Agent of such request in writing by facsimile or e-mail to the Administrative Agent by delivering a written Borrowing Request signed by the Borrower to the Administrative Agent not later than 2:00 p.m., New York City time, at least two (2) Business Days in advance of the Closing Date, requesting that the Lenders make the Loans on the Closing Date and specifying:

(i) the aggregate amount of the requested Borrowing;

(ii) the proposed Borrowing Date, which shall be a Business Day; and

(iii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05(a).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) In respect of Section 2.03(a)(iv), the Borrower hereby designates that on the Closing Date (i) proceeds of Loans in an amount equal to the Interest Escrow Required Amount will be deposited in the Interest Escrow Account and (ii) all other proceeds of the Loans will be applied in accordance with the Funds Flow Memorandum.

Section 2.04 [Reserved].

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested Loan funds, the Administrative Agent will make such Loans available to the Borrower by promptly wire-transferring the amounts so received, in like funds, to the accounts designated by the Borrower in the applicable Borrowing Request in accordance with Section 2.03. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

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(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the Interest Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06 Incremental Loans. The Borrower may request additional Commitments for the making of additional Loans under this Agreement following the Closing Date upon not less than ten (10) Business Days’ notice to the Administrative Agent (or such lesser period of time permitted by the Administrative Agent), so long as (a) the requested additional Commitment, together with all prior increases in the Commitments pursuant to this Section 2.06, is not more than $51,500,000, (b) (i) the Insurance Policy limit has increased by at least such requested Commitment amount (less any agreed retention) and (ii) within 90 days prior to such additional Commitments, the Borrower shall have received proceeds from the issuance of additional Equity Interests in an amount equal to at least as much as the amount of such additional Commitments, (c) the Borrower does not permit Liquidity to be less than the Interest Escrow Required Amount plus the Insurance Premium Required Amount calculated on a pro forma basis immediately after giving effect to each of (i) the establishment of such additional Commitment and (ii) the incurrence of such additional Loan (using Liquidity calculated as of the date of such establishment and/or incurrence (as applicable) and immediately after giving effect thereto, and (X) the Interest Escrow Required Amount equal to the aggregate amount of the four (4) immediately following interest payments owed on the Loans and (Y) the then current Insurance Premium Required Amount), and (d) unless otherwise agreed by the Lenders, the Borrower shall use the proceeds of any such additional Loans solely for general corporate purposes. The Administrative Agent shall promptly notify the Lenders of the requested additional Commitment and, within seven (7) Business Days thereafter (or such other period agreed by the Administrative Agent and the Borrower), each Lender shall notify the Administrative Agent if and to what extent such Lender agrees to provide such additional Commitment. Any Lender not accepting in writing within such period shall be deemed to have declined to provide the requested additional Commitment. The Administrative Agent and the Borrower may allocate, in their discretion, any additional Commitments among committing existing Lenders. Any additional Commitment established pursuant to this Section 2.06 shall be established at the requested amount (or such lesser amount committed by existing Lenders and agreed by the Borrower) on the date requested by the Borrower and agreed upon by the Administrative Agent and the Lenders providing such incremental Commitment, provided the conditions set forth in Section 7.01 are satisfied at such time. The Administrative Agent, the Borrower, and the existing Lenders shall execute and deliver such documents and agreements as the Administrative Agent deems appropriate to evidence the establishment of any additional Commitments and the making of any additional Loans, in each case, pursuant to this Section 2.06. Any incremental Commitment and Loan made pursuant to this Section 2.06 shall have the same interest rate, maturity date and other terms as the Loans made on the Closing Date.

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Article III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the unpaid principal amount of each Loan on the Maturity Date.

Section 3.02 Interest.

(a) Interest Rate. The Loans shall bear interest at the Interest Rate, but in no event to exceed the Highest Lawful Rate.

(b) [Reserved].

(c) Post-Default Rate.

(i) Secured Obligations. The Secured Obligations shall automatically bear interest, after as well as before judgment, from the date of occurrence of any Event of Default until such Event of Default is no longer continuing at a rate per annum equal to (i) in the case of principal of any Loan, 2.0% per annum plus the rate otherwise applicable to such Loan or (ii) in the case of any other amounts, the Interest Rate plus an additional 2.0% per annum on such amount, but in no event to exceed the Highest Lawful Rate (with such interest to be retroactive to the date of such Event of Default) (the “Default Rate”). Notwithstanding anything to the contrary herein, in the event that the Control Agreements required under Section 9.20 have not been delivered by the 45th day following the Closing Date, regardless of whether the Administrative Agent has agreed to extend the deadline for delivery thereof or an Event of Default has occurred with respect thereto, until all such Control Agreements have been delivered to the Administrative Agent, the Secured Obligations shall automatically bear interest at a rate per annum equal to the Default Rate.

(ii) Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 3.02(c) reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Majority Lenders or by the Administrative Agent at the written direction of the Majority Lenders.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable quarterly in arrears on the last Business Day of each fiscal quarter (each, an “Interest Payment Date”) and shall be paid in cash; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand in cash, (ii) in the event of any repayment or prepayment of any Loan (including on the Maturity Date, upon acceleration or otherwise), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment in cash, (iii) notwithstanding anything to the contrary herein, if any Event of Default has occurred that is continuing, on each Interest Payment Date during the continuance of an Event of Default, the Borrower hereby directs and authorizes the Collateral Agent, and the Collateral Agent hereby agrees, to disburse the applicable amount of interest payable on such Interest Payment Date from the Interest Escrow Account to each Lender holding Loans on such date, and upon such disbursement from the Interest Escrow Account to the Lenders, the Borrower shall be deemed to have made the interest payment due on such Interest Payment Date (it being understood and agreed that to the extent the funds in the Interest Escrow Account are not sufficient to pay the full amount of the interest then due, the Borrower agrees to pay the Administrative Agent (for the account of each Lender) any such deficient amount in cash on the applicable Interest Payment Date) and (iv) notwithstanding anything to the contrary herein, with

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respect to the first four (4) interest payments due following the second (2nd) anniversary of the Closing Date, on each applicable Interest Payment Date, the Borrower hereby directs and authorizes the Collateral Agent, and the Collateral Agent hereby agrees, to disburse the applicable amount of interest payable on such Interest Payment Date from the Interest Escrow Account to each Lender holding Loans on such date, and upon such disbursement from the Interest Escrow Account to the Lenders, the Borrower shall be deemed to have made the interest payment due on such Interest Payment Date (it being understood and agreed that to the extent the funds in the Interest Escrow Account are not sufficient to pay the full amount of the interest then due, the Borrower agrees to pay the Administrative Agent (for the account of each Lender) any such deficient amount in cash on the applicable Interest Payment Date). Notwithstanding anything to the contrary herein, the Interest Escrow Account and all funds, investments or other property therein and all proceeds and earnings thereon (collectively, the “Interest Escrow Account Funds”) shall be subject to the exclusive dominion and control of the Collateral Agent; provided that immediately after Payment in Full the Collateral Agent shall return any funds, investments or other property in the Interest Escrow Account to the Borrower. The Borrower hereby acknowledges and agrees that neither it nor any of its Subsidiaries or Affiliates shall directly or indirectly seek to obtain (whether by informal or formal process) control over the Interest Escrow Account or the Interest Escrow Account Funds at any time prior to Payment in Full. The Borrower further agrees that it and its Subsidiaries and Affiliates will support the Agents and the Lenders in any proceeding, action or similar dispute regarding the fact that no party, other than the Collateral Agent, has control over the Interest Escrow Account or the Interest Escrow Account Funds. The Collateral Agent and the Borrower have not entered and will not enter into any other agreement with respect to control of the Interest Escrow Account, except for a Control Agreement to the extent contemplated by the definition of Interest Escrow Account.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Interest Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 [Reserved].

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part in an amount of not less than five hundred thousand Dollars ($500,000) and integral multiples of one hundred thousand Dollars ($100,000) in excess of that amount or, if less, the entire outstanding principal amount of the Borrowings, subject to prior notice in accordance with Section 3.04(b). Prepayments pursuant to this Section 3.04(a) shall, in each case, be accompanied by the payment of the Call Premium (if applicable) and all accrued interest on the amount prepaid together with any additional payments to the extent required by Sections 5.01, 5.02 or 5.03.

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent in writing by facsimile or other electronic transmission of any prepayment under Section 3.04(a) not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment (or such shorter time period as to which the Administrative Agent shall agree). Each such notice shall be irrevocable and shall in the case of a prepayment specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, or the occurrence of some other identifiable event or condition, such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to

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the specified effective date) if such condition is not satisfied (it being understood that the requirements of Section 5.02 shall apply to any failure of such condition to occur and any such revocation). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.

(c) Mandatory Prepayments.

(i) Dispositions (including Casualty Events). Subject to Section 9.17(e), if any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of (A) any Disposition of Collateral pursuant to Section 10.10(e) or any other Disposition not permitted under this Agreement or (B) any Casualty Event with respect to Collateral, then, within five (5) Business Days of receipt of such Net Cash Proceeds, the Borrower shall prepay the principal amount of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 3.04(c)(vi); provided that, (i) the Borrower shall immediately deposit or cause to be deposited such Net Cash Proceeds into a Deposit Account subject to a Control Agreement until application in accordance herewith and (ii) prepayment of such Net Cash Proceeds shall not be required until the aggregate amount of the Net Cash Proceeds from such Dispositions are in excess of five hundred thousand Dollars ($500,000), taken together, in such fiscal year; provided, further, that, in the case of any Disposition of Collateral or Casualty Event in respect of Collateral, upon written notice by the Borrower to the Administrative Agent not more than five (5) Business Days following receipt of such Net Cash Proceeds, such Net Cash Proceeds shall be excluded from the prepayment requirements of this Section 3.04(c)(i) if (x) the Borrower shall deliver to the Administrative Agent a certificate to the effect that the Borrower intends to apply the Net Cash Proceeds from such Disposition or such Casualty Event (or a portion thereof specified in such notice) to restore or replace any Property affected by such Disposition or such Casualty Event, within twelve (12) months after receipt of such Net Cash Proceeds (any such event, a “Reinvestment”), and certifying therein that (1) no Default or Event of Default exists prior to giving such notice and prior to or after giving effect to such Reinvestment and (2) before and after giving effect to such Reinvestment, the Borrower shall be in pro forma compliance with the Financial Covenant, and (y) within twelve (12) months from the date of receipt of such Net Cash Proceeds, such Net Cash Proceeds are applied to such Reinvestment; provided, further, however, that the amount of such Net Cash Proceeds (i) that the Borrower or the applicable Loan Party or Subsidiary of any Loan Party shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise (including not being able to make the certifications required pursuant to this clause (i) above), apply toward a Reinvestment or (ii) that have not been so applied toward a Reinvestment by the end of such twelve-month period, in each case shall be applied to a mandatory prepayment of the Loans pursuant to this Section 3.04(c). Notwithstanding anything to the contrary contained in the foregoing, in the case of a Condemnation Event in respect of any Collateral, the Borrower shall apply, or shall cause to be applied, all Net Cash Proceeds received in respect of such Casualty Event or Condemnation Event, as applicable, to the prepayment of the Loans in accordance with Section 3.04(c)(vi).

(ii) Extraordinary Net Cash Receipts. Promptly (but in no event later than three (3) Business Days) following the receipt of Extraordinary Net Cash Receipts by any Loan Party or any Subsidiary of any Loan Party, the Borrower shall use, or shall cause to be used, 100% of such Extraordinary Net Cash Receipts to prepay the Loans in accordance with Section 3.04(c)(vi).

(iii) Indebtedness. Immediately upon the receipt of Net Cash Proceeds by any Loan Party or any of its Subsidiaries in respect of the issuance or incurrence of Indebtedness (other than Indebtedness permitted to be issued pursuant to Section 10.02), such Loan Party shall apply

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such Net Cash Proceeds received from such issuance or incurrence of Indebtedness upon receipt thereof to prepay the Loans in accordance with Section 3.04(c)(vi).

(iv) Issuance of Equity Interests. To the extent the Parent or any of its Subsidiaries receives any Net Cash Proceeds in respect of any issuance or sale by the Parent or any of its Subsidiaries of its Equity Interests to any Person after the Closing Date, the Borrower shall use, or shall cause to be used, 100% of all such Net Cash Proceeds in excess of five hundred million Dollars ($500,000,000) during the term of this Agreement to prepay the Loans in accordance with Section 3.04(c)(vi).

(v) Change in Control. Upon a Change in Control, the Lender shall have the right to immediately redeem all outstanding Borrowings at a price of 101% of the outstanding principal amount plus the Call Premium and accrued and unpaid cash interest. The Borrower shall prepay the Loans in accordance with Section 3.04(c)(vi).

(vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall, in each case, be accompanied by the payment of the Call Premium and all accrued interest on the amount prepaid together with any additional payments to the extent required by Sections 5.01, 5.02 or 5.03. The Borrower shall provide written notice to the Administrative Agent prior to each prepayment required under this Section 3.04(c), and such notice shall (x) include a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (y) if such prepayment results from a voluntary event, be delivered at least three (3) Business Days prior to such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid.

(d) Call Premium. Prepayments permitted or required under this Section 3.04 (including optional prepayments described in Section 3.04(a) and mandatory prepayments described in Section 3.04(c) hereof) and, for avoidance of doubt, any prepayments of the Loans occurring after acceleration of the Loans pursuant to Section 11.02 and any other prepayments of the Loans (which payments, for the purpose of calculating the Call Premium, shall be deemed to have been made (i) on the date of acceleration, if earlier than the date of payment and (ii) on the amount of Loans outstanding on the date of acceleration, if more than the amount paid on the date of payment), shall be subject to payment of the applicable Call Premium and any amounts required to be paid pursuant to Sections 5.01, 5.02 or 5.03.

Section 3.05 Administrative Agent and Other Fees. The Borrower agrees to pay to the Administrative Agent, the Collateral Agent and Lenders, in each case for its own account, the fees payable in the amounts and at the times (including the fees payable on the Closing Date) separately agreed upon in the Fee Letter.

Article IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any

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amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices or accounts specified in Section 13.01 or such other offices or accounts as the Administrative Agent shall specify to the Borrower in writing from time to time, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 13.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. Each payment (including each prepayment) by the Borrower on account of principal and interest on the Loans shall be made to the Administrative Agent for the pro rata benefit of the Lenders according to the respective outstanding principal amounts of the Loans then held by the Lenders. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and premium then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall promptly remit such excess amount to the Administrative Agent for the pro rata benefit of the Lenders. If such Lender fails to promptly remit such excess amount to the Administrative Agent, then such Lender shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that if (i) any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment

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to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, Section 4.02, Section 5.03(d) or Section 13.03(c) then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Article V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirements, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender that is not otherwise accounted for in this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or Section 5.01(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

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(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 5.02 [Reserved].

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document or the Insurance Policy shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If an applicable Withholding Agent is required under any applicable law (as determined in its good faith discretion) to deduct or withhold any Tax from such payments, then the applicable Withholding Agent shall make such deductions or withholdings, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.03), the applicable Recipient or Insurer receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes by the Borrower. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent or the Collateral Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any and all reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount and determination of such payment or liability delivered to the Borrower by the Administrative Agent (on its own behalf or on behalf of a Lender), the Collateral Agent or a Lender (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(d).

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(e) Evidence of Payments. As soon as practicable after any payment of any Taxes by the Borrower or a Guarantor to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Withholding Certificates.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Sections 5.03(f)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Administrative Agent, on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

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(3) executed copies of IRS Form W-8EXP;

(4) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “Withholding Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(5) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, IRS Form W-8 EXP, a Withholding Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Withholding Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for the purposes of this Section 5.03(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) Each Lender agrees that if any form or certification it previously delivered expired or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(F) On or before the date the Administrative Agent becomes the Administrative Agent hereunder, it shall (i) deliver to the Loan Parties an executed IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding Tax or (ii) if the Administrative Agent is not a “United States person” as defined in Code Section 7701(a)(30), deliver a duly executed applicable IRS Form W-8 that certifies its exemption from U.S. withholding Taxes and its status as a U.S. withholding agent with respect to amounts payable under the Loan Documents. The Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purpose of this Section 5.03, the term “applicable law” includes FATCA.

Section 5.04 Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if any Loan Party is required to indemnify any Lender or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 [Reserved].

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Section 5.06 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an affected Lender or that such Lender is entitled to receive payments under Section 5.01, Section 5.03 or Section 5.04, (ii) the circumstances which have caused such Lender to be an affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 13.02 that requires the consent of all Lenders, the consent of the Majority Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then, with respect to each such Increased Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Administrative Agent may, by giving written notice to Borrower (which, in the case of an Increased Cost Lender, only after receiving written request from the Borrower to remove such Increased Cost Lender), or the Borrower may, by giving written notice to the Administrative Agent, and, in each case, any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Persons (each a “Replacement Lender”) in accordance with the provisions of Section 13.04 and the Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 5.01 or Section 5.03; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, that any such documents shall be without recourse to or warranty by the parties thereto.

Article VI
[Reserved]

Article VII
CONDITIONS PRECEDENT

Section 7.01 Closing Date. The obligations of the Lenders to make the Loans hereunder shall not become effective until the Business Day on which each of the following conditions is satisfied (or waived in accordance with Section 13.02):

(a) Credit Agreement. The Administrative Agent shall have received from each party hereto, counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such other party. The Administrative Agent shall have received duly executed Notes payable to each Lender that has requested a Note in a principal amount equal to its Commitment dated as of the Closing Date.

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(b) Loan Documents.

(i) Security Documents. The Administrative Agent shall have received from each party thereto, duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Documents, in proper form for filing, registration or recordation, as applicable, including: (A) Mortgages that create (or will create upon recording on the Closing Date) first-priority, perfected Liens on all of the Material Real Property Rights of the Loan Parties duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a Lien under applicable Governmental Requirements, (B) the Guarantee and Collateral Agreement, (C) the Perfection Certificate, (D) the Patent, Trademark and Copyright Security Agreements and (E) the other Security Documents referred to in this clause (b).

(ii) Filings, Registrations and Recordings. Each Security Document and any other document (including any Uniform Commercial Code financing statement and the Patent, Trademark and Copyright Agreements) required by any Security Document or under law or requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein shall be in proper form for filing, registration or recordation (including, for the avoidance of doubt, fixture financing statements, as applicable) and all recordation and filing fees and mortgage taxes have been paid (or arrangement for the payment of the same shall have been made by the Borrower), in each case, in connection with those filings.

(iii) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (A) the certificates representing the shares of Equity Interests pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (B) each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iv) Title. The Administrative Agent shall have received (A) satisfactory title information for the Material Real Property Rights, (B) copies of all leases to which the Borrower or any of other Loan Party is a party or other agreements relating to possessory interests in any Material Real Property Rights and (C) (1) consents or waivers of each Person necessary to permit the Loan Parties to grant to the Collateral Agent, for the benefit of the Secured Parties, security interests and Mortgages in such assets and Material Real Property Rights set forth on Schedule 7.01(x), together with such estoppels and non-disturbance agreements as requested by the Administrative Agent (with any such agreements being in form and substance satisfactory to the Administrative Agent and the Lenders) and (2) with respect to any lease in which the Borrower or any other Loan Party holds the lessor’s interest or other agreements relating to possessory interests that affect any real Property, cause such interests to be subordinated to the Lien of the Mortgage to be recorded against such real Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being in form and substance satisfactory to the Administrative Agent and the Lenders).

(c) Existing Indebtedness. All Indebtedness of the Loan Parties not otherwise permitted hereunder (after giving effect to the Transactions), shall have been repaid or cancelled in full and all Liens

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securing any such Indebtedness shall have been released or terminated pursuant to documentation in form and substance satisfactory to the Administrative Agent.

(d) Fees. The Agents and the Lenders shall have received all fees and amounts, including under the Fee Letter, due and payable on or prior to the Closing Date, and to the extent invoiced in reasonable detail at least one (1) Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the taxes, costs and expenses for recordation of certain Security Documents and the reasonable and documented out-of-pocket fees and expenses of Baker Botts L.L.P., counsel to the Administrative Agent, pursuant to Section 13.03).

(e) Organizational Documents; Incumbency. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party setting forth (i) resolutions of its members, board of directors, board of managers or other governing body, as applicable, with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions contemplated in those documents, (ii) the officers of such Loan Party (A) who are authorized to sign the Loan Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions contemplated hereby, (iii) specimen signatures of such authorized individuals, and (iv) the Organizational Documents of such Loan Party certified by the appropriate state official where such documents are filed in a state office, and certified by the applicable Loan Party as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.

(f) Organizational and Capital Structure. The organizational structure and capital structure of the Loan Parties and their respective Subsidiaries shall be as set forth on Schedule 7.01(f).

(g) Corporate Status; Good Standing Certificates. The Administrative Agent shall have received certificates of the appropriate State or other applicable agencies with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where any such Loan Party is organized or owns Property.

(h) Opinions. The Administrative Agent shall have received a customary opinion of DLA Piper, counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent.

(i) Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit E-1, duly and properly executed by a Financial Officer of the Borrower and dated as of the Closing Date, after giving effect to the Transactions, including the borrowing of the Loans.

(j) Insurance Certificates. The Administrative Agent shall have received certificates of insurance coverage of the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent evidencing that the applicable Loan Parties are carrying insurance in accordance with Section 9.07 and naming the Collateral Agent as sole lender loss payee with respect to property insurance, and the Agents and the Lenders as additional insured with respect to liability insurance.

(k) Lien Searches. The Administrative Agent shall have received recent appropriate UCC lien, Tax lien, Intellectual Property, judgment and litigation search reports for the Loan Parties reflecting no prior Liens (other than those being released on or prior to the Closing Date) or judgments

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encumbering the Properties of the Loan Parties and all lien terminations, UCC-3 termination statements and other documentation evidencing such releases.

(l) Title Insurance Policies. The Administrative Agent shall have received with respect to each Mortgage, (i) a policy of title insurance (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount not less than the fair market value of such Mortgaged Property and fixtures, which policy (or such marked up unconditional title insurance commitment) (each, a “Title Policy”) shall (w) be issued by the Title Company, (x) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (y) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including, but not limited to, endorsements on matters relating to usury, first loss, zoning, doing business, public road access, survey, contiguity, policy authentication, variable rate, environmental lien, subdivision, policy aggregation, mortgage recording tax, street address, separate tax lot, and so-called comprehensive coverage over covenants and restrictions, to the extent applicable and available), and (z) contain no exceptions to title other than Excepted Liens (a) through (c); (ii) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies; and (iii) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements.

(m) Flood Insurance. The Administrative Agent shall have received (i) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and (ii) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area, (A) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower, (B) evidence of flood insurance with a financially sounds and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (C) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent.

(n) Financial Information. The Administrative Agent shall have received the financial information referred to in Section 8.04(a), which shall reflect no Indebtedness for borrowed money other than Indebtedness permitted pursuant to Section 10.02.

(o) Patriot Act. The Administrative Agent and the Lenders shall have received (i) at least three (3) Business Days prior to the Closing Date, and be reasonably satisfied in form and substance with, all documentation, including a duly executed IRS Form W-9 (or such other applicable Tax form) of the Borrower and other Loan Parties, and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act, in each case to the extent requested at least three (3) Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower.

(p) Responsible Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the matters set forth in clauses (c), (q), (v), (w), (x) and (y) of this Section 7.01.

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(q) Material Contracts.

(i) The Administrative Agent shall have received certified executed versions of each Material Contract in effect as of the Closing Date and any existing supplements or amendments thereto, all of which Material Contracts and supplements or amendments thereto shall be satisfactory in form and substance to the Administrative Agent and the Lenders.

(ii) No Loan Party is in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any of the Material Contracts and, to the Borrower’s knowledge, no counterparty to any Material Contract is in material default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in the applicable Material Contracts.

(r) Insurance Policy. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that (i) the Insurance Policy is in final form and not subject to further change, (ii) the Insurance Policy is satisfactory to the Agents and each Lender, and (iii) the Borrower has paid the aggregate amount of premium payable on the Closing Date under the Insurance Policy equal to the first twelve months’ premium thereunder and, if applicable, the Other Taxes due in connection with such premium.

(s) Due Diligence and Investment Committee Approval. The Administrative Agent shall have (i) received, and satisfactorily completed its review of, all due diligence information regarding the Loan Parties and their Subsidiaries as it shall have requested including, without limitation, information regarding litigation, tax matters, accounting matters, insurance matters, labor matters, pension liabilities (actual or contingent), real estate leases, Material Contracts, debt agreements, Property ownership, contingent liabilities and other legal matters of the Loan Parties and their Subsidiaries, and (ii) obtained all required internal investment committee or other approvals necessary to consummate the Transactions and establish the Facility.

(t) Capitalization. The capitalization structure and equity ownership of the Parent and its Subsidiaries after giving effect to the Transactions shall be satisfactory to the Administrative Agent in all respects.

(u) Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03 and an accompanying flow of funds memorandum, in form and substance reasonably satisfactory to the Administrative Agent (the “Funds Flow Memorandum”).

(v) No Default. As of the Closing Date, after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing.

(w) Representations and Warranties. On the Closing Date, both before and after giving effect to the Transactions, all representations and warranties of the Borrower and each other Loan Party contained in the Loan Documents shall be true and correct in all respects, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all respects as of such earlier date).

(x) No Material Adverse Effect. As of the Closing Date, after giving effect to the Transactions, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

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(y) No Conflict. The making of the Loans would not violate any applicable Governmental Requirement, and no action, proceeding or litigation is pending or threatened in any court or before any Governmental Authority that involves any Loan Document or that is seeking to enjoin or prevent the making or repayment of any Loan or the consummation of the Transactions contemplated by this Agreement or any other Loan Document.

(z) Other Documents. The Agents shall have received such other documents as the Agents or special counsel to the Agents may reasonably request.

The Administrative Agent may notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. For purposes of determining compliance with the conditions specified in this Section 7.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Article VIII
REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower represents and warrants to the Agents and each of the Lenders as follows:

Section 8.01 Organization; Powers. Each of the Loan Parties and their respective Subsidiaries (a) is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except (solely in the case of clauses (b) and (c)) to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

Section 8.02 Authority; Enforceability. The Transactions are within each Loan Party’s corporate, limited partnership, limited liability company or other organizational powers, as applicable, and have been duly authorized by all necessary corporate, limited partnership, limited liability company or other organizational, as applicable, and, if required, shareholder, partner or member action, as applicable (including any action required to be taken by any class of directors of the Parent or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 8.03 Approvals; No Conflicts. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party, nor the consummation of the Transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors or managers, whether interested or disinterested, of any Loan Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan

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Document or the consummation of the Transactions contemplated thereby, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect, and/or maintain the perfection of, the Liens created under the Loan Documents, (b) will violate (i) any applicable law or regulation in any material respect or (ii) any Organizational Document of any Loan Party or any Subsidiary of any Loan Party or, in any material respect, any order of any Governmental Authority, (c) will violate or constitute a default under or result in any breach of any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary of any Loan Party or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by such Loan Party or such Subsidiary, except to the extent such indenture, agreement or other instrument is not related to Material Indebtedness and such violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) will result in the creation or imposition of any Lien on any Collateral or any other Property of any Loan Party or any Subsidiary of any Loan Party (other than the Liens created by the Loan Documents).

Section 8.04 Financial Condition; No Material Adverse Change.

(a) (i) The Borrower has heretofore furnished in writing to the Administrative Agent a pro forma balance sheet and other financial information reflecting the financial position of the Parent and its Subsidiaries as of the Closing Date, after giving effect to the making of the Loans hereunder, the application of the proceeds thereof and to the Transactions contemplated to occur on the Closing Date, certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions. Such financial information presents fairly, in all material respects, the financial position of the Parent and its Subsidiaries on the Closing Date.

(ii) The Borrower has heretofore furnished in writing to the Administrative Agent the audited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for the twelve month period ended December 31, 2022 and the unaudited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for the fiscal quarter ended March 31, 2023, all certified by a Responsible Officer of the Borrower as presenting fairly, in all material respects, the financial condition and results of operations of the Parent and its Subsidiaries, on a consolidated basis, in accordance with GAAP consistently applied, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(iii) The Borrower has heretofore furnished in writing to the Administrative Agent financial statement projections (including balance sheet and related statements of operations, shareholders’ equity and cash flows) on a quarterly basis for the three (3) year period ending after the Closing Date, all certified by a Responsible Officers of the Borrower as having been prepared in good faith based upon reasonable assumptions.

(b) Since December 31, 2022, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 8.04, no Loan Party nor any Subsidiary of any Loan Party has on the date hereof any Material Indebtedness (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments.

Section 8.05 Litigation. Except as set forth on Schedule 8.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened by, against or affecting any Loan Party, any Subsidiary of any

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Loan Party, or their respective Properties (including Intellectual Property) or revenues (i) which individually or in the aggregate could reasonably be expected to result in liability exceeding $1,000,000, or (ii) that involve any Loan Document or the Transactions. None of the Loan Parties or any of their Subsidiaries is in violation of any order, writ, injunction or any decree of any Governmental Authority which individually or in the aggregate could reasonably be expected to result in liability exceeding $1,000,000.

Section 8.06 Environmental Matters. Except with respect to any matters that, individually or in the aggregate when taken together, could not result, or reasonably be expected to result, in a Material Adverse Effect:

(a) the Properties are in compliance with all applicable Environmental Laws, the Loan Parties and their Subsidiaries have operated the Properties in compliance with all applicable Environmental Laws, and to the knowledge of the Loan Parties, the Properties were operated in compliance with applicable Environmental Laws prior to the acquisition by the Borrower;

(b) the Loan Parties and their Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties with all such Environmental Permits being currently in full force and effect, and none of the Loan Parties or their Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, investigations, requests for information or proceedings concerning any violation of, or any liability or obligation (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to the Loan Parties’ knowledge, threatened in writing against any Loan Party or any Subsidiary of any Loan Party or any of their respective Properties or as a result of any operations at such Properties, and to the Borrower’s knowledge, there are no conditions or circumstances that would be reasonably expected to result in the receipt of such claims, demands, suits, orders, inquires, investigations, requests for information or proceedings;

(d) none of the Properties of the Loan Parties or any Subsidiary of any Loan Party contain or have contained any: (i) regulated underground storage tanks; (ii) friable asbestos-containing materials; (iii) landfills or dumps; or (iv) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or, to the Loan Parties’ knowledge, Threatened Release, of Hazardous Materials at, on, under or from any Loan Party’s or any of their Subsidiaries’ Properties, there are no investigations, remediations, abatements, removals, or monitoring of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Loan Parties, none of such Properties are adversely affected by any Release or Threatened Release of a Hazardous Material originating or emanating from any other real property;

(f) none of the Loan Parties nor any of their Subsidiaries has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened in writing to be Released from any real properties offsite any Loan Parties’ or any of their Subsidiaries’ Properties and, to the Loan Parties’ knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice; and

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(g) there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Loan Parties’ or their Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation against any Loan Party or any such Subsidiary and, to the Loan Parties’ knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.

Section 8.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Loan Parties and their Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, in each case except where such non-compliance or default, either individually or in the aggregate when taken together, could not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Loan Parties or their Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require any Loan Party or Subsidiary of a Loan Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which any Loan Party or any Subsidiary of a Loan Party or any of their Properties is bound.

(c) Both before and immediately after giving effect to the Transactions, no Default, or Event of Default shall have occurred and be continuing.

(d) Each Material Contract is in full force and effect, and is valid, binding and enforceable upon any Loan Party party thereto and, to the best knowledge of the Loan Parties upon each of the other parties thereto in accordance with their respective terms. The Borrower and each other Loan Party party thereto is, and, to the knowledge of the Borrower, each other party to a Material Contract is, in compliance in all material respects with such agreements. No force majeure event has occurred and is continuing under any Material Contract. The Borrower has delivered or made available to the Administrative Agent true, correct and complete copies of each Material Contracts (including any amendments, modifications, and supplements thereto) in effect and not previously delivered or made available to the Administrative Agent.

Section 8.08 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 8.09 Taxes. Each Loan Party and each of its Subsidiaries has timely (taking into account any valid extensions) filed or caused to be filed all Tax returns required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. No Tax Lien has been filed for unpaid Taxes of such Loan Party or any of its Subsidiaries and, to the knowledge of any Loan Party, no claim is being asserted with respect to any such Tax by a Governmental Authority.

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Section 8.10 ERISA. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) the Loan Parties, their Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) (i) no act, omission or transaction has occurred in respect of a Plan which could result in imposition on any Loan Party, any Subsidiary of a Loan Party or any ERISA Affiliate (whether directly or indirectly) of (A) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (B) breach of fiduciary duty liability damages under section 409 of ERISA, and (ii) full payment when due has been made of all amounts which the Loan Parties, their Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan.

(d) none of the Loan Parties, their Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by any Loan Party, a Subsidiary of a Loan Party or any ERISA Affiliate in its sole discretion at any time without any material liability to any Loan Party, any Subsidiary, or any ERISA Affiliate.

(e) none of the Loan Parties, their Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code, including any “multi-employer plan” as defined in section 4001(a)(3) of ERISA.

Section 8.11 Disclosure; No Material Misstatements. Each of the Loan Parties has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or similar restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it with respect to the Loan Parties and their Subsidiaries, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates (other than the Beneficial Ownership Certification) or other written information furnished by or on behalf of any Loan Party or any Subsidiary of any Loan Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that any such projected financial information may vary from actual results and such variations could be material. There is no fact peculiar to any Loan Party or any Subsidiary of any Loan Party (as opposed to other participants in their industries generally) that has not been disclosed to the Administrative Agent prior to the Closing Date which could reasonably be expected to have a Material Adverse Effect. The information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 8.12 Insurance. The Loan Parties have, and have caused all of their Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance (including fire, extended coverage, property damage, workers’ compensation, comprehensive general liability, auto liability and

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business interruption insurance) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses in accordance with prudent business practice and sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements, including all Material Contracts. The Agents and the Lenders have been named as additional insureds in respect of all liability insurance policies and the Collateral Agent has been named as sole loss payee with respect to Property loss insurance. Schedule 9.07 lists all insurance policies of any Loan Party or Subsidiary of any Loan Party, all of which are valid and in full force and effect as of the Closing Date. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries. None of the Loan Parties nor any of their Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a comparable. Each Loan Party has taken all actions required under the Flood Laws or reasonably requested by any Lender to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including to the extent applicable, but not limited to, providing the Agent with the address and/or GPS coordinates of each structure located upon any real property, whether owned or leased, that will be subject to a Mortgage in favor of the Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

Section 8.13 Restriction on Liens. Except as set forth on Schedule 8.13, none of the Loan Parties nor any of their Subsidiaries is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 8.14 Officer, Directors and Ownership. Schedule 8.14 states the name of the Parent and each of its Subsidiaries and joint ventures, their respective jurisdictions of incorporation or formation and foreign qualification, their authorized Equity Interests (if applicable), any issued and outstanding Equity Interests and, other than with respect to the Parent, the owners thereof. The Parent and each of its Subsidiaries has good title to all of the Equity Interests it purports to own, free and clear in each case of any Lien (subject to Excepted Liens resulting from clause (a) of such definition). All Equity Interests of the Parent and each of its Subsidiaries have been validly issued, and all such Equity Interests are fully paid and non-assessable and were offered and issued in compliance with applicable laws. There are no options, warrants or other rights outstanding to purchase any such Equity Interests except as indicated on Schedule 8.14.

Section 8.15 Jurisdiction of Organization; Name; Location of Business and Offices. The Parent’s and the Borrower’s jurisdiction of organization is Delaware; and (a) the name of the Borrower as listed in the public records of its jurisdiction of organization is AST & Science, LLC and (b) the name of the Parent as listed in the public records of its jurisdiction of organization is AST SpaceMobile, Inc. The Parent’s and the Borrower’s principal place of business and chief executive offices are located at the address specified in Section 13.01. Each of the Borrower’s Subsidiaries’ jurisdiction of organization and name as listed in the public records of its jurisdiction of organization is specified in the Guarantee and Collateral Agreement, and the location of its principal place of business and chief executive office is at its address set forth in the Guarantee and Collateral Agreement.

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Section 8.16 Properties; Titles, Etc.

(a) Each of the Loan Parties and their Subsidiaries has (i) good and defensible title to its respective real Properties and (ii) good title to all of their personal Properties, in each case, free and clear of all Liens except Permitted Liens.

(b) (i) All leases and agreements necessary for the conduct of the business of the Loan Parties and their Subsidiaries are valid and subsisting, in full force and effect, and (ii) there exists no default or any event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Loan Parties and their Subsidiaries including all Real Property Rights, include all rights and Properties necessary to permit the Parent and its Subsidiaries to conduct their respective business in all material respects in the same manner as their business has been conducted prior to the date hereof.

(d) Each of the Loan Parties and their Subsidiaries has complied with all obligations under the Material Real Property Rights to which they are a party and all such Material Real Property Rights are in full force and effect in all material respects. Each of the Loan Parties and their Subsidiaries enjoys peaceful and undisturbed possession under all such Material Real Property Rights except for minor disturbances which could not, individually or in the aggregate, materially interfere with or impact the business or operations of any Loan Party or any of its Subsidiaries or materially detract from the value or use of such Material Real Property Rights.

(e) All of the Properties of the Loan Parties and their Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition (ordinary wear and tear excepted) and are maintained in accordance with prudent business standards.

(f) Each Loan Party and each Subsidiary of each Loan Party owns or is licensed to use all Intellectual Property necessary for the Loan Parties to own and operate their properties and to carry on their businesses as presently conducted and planned to be conducted by such Loan Parties and Subsidiaries, and the use thereof and operation of their businesses by such Loan Parties and such Subsidiaries does not infringe upon, misappropriate or otherwise violate the rights of any other Person. Each of the Loan Parties and each Subsidiary of each Loan Party has used commercially reasonable efforts to protect and maintain its ownership of, and the validity and enforceability of, all Intellectual Property necessary for the operation of their respective businesses.

(g) As of the Closing Date, Schedule 7.01(x) lists completely and correctly all Material Real Property Rights fee owned by each Loan Party and each Subsidiary of each Loan Party and all Material Real Property Rights leased by each Loan Party and each Subsidiary of each Loan Party and the lessors thereof.

Section 8.17 Permits. The Parent and each of its Subsidiaries hold all material permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable laws for the operation of its business as presently conducted.

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Section 8.18 Security Documents.

(a) Guarantee and Collateral Agreement. The provisions of the Guarantee and Collateral Agreement are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) Lien on, and security interest in, all of the Collateral covered thereby, and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Guarantee and Collateral Agreement and (ii) upon the taking of possession or control by the Collateral Agent of Equity Interests and other Collateral with respect to which a security interest may be perfected by possession or control required by the Guarantee and Collateral Agreement or hereunder, the Liens created by the Guarantee and Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral covered thereby in which a security interest may be perfected by such filing or control, in each case free of all Liens other than, in the case of clause (i), Permitted Liens or, in the case of clause (ii), non-consensual Permitted Liens arising by operation of law. The Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to each of the Control Agreements constitute a valid first-priority Lien under applicable law, subject only to non-consensual Liens arising by operation of law.

(b) Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are recorded or filed in the offices specified on Schedule 8.18, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the applicable Loan Parties in the Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than Excepted Liens identified in clauses (a) through (c) of the definition thereof (but subject to the provisos at the end of such definition).

(c) Valid Liens. Each Security Document delivered pursuant to Section 9.11 and Section 9.12, upon execution and delivery thereof, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder, and constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case with no other Liens except for applicable Excepted Liens and other Liens permitted by Section 10.03 and in each case prior and superior in right to any other person, other than Permitted Liens.

Section 8.19 Hedging Agreements. Except as set forth on Schedule 8.19, neither the Parent nor any of its Subsidiaries is a party to any Hedging Agreements.

Section 8.20 Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be used (a) to fund the Interest Escrow Account in an amount equal to the Interest Escrow Required Amount; (b) to fund growth investments and for general corporate purposes in accordance with this Agreement; (c) to pay the Transaction Costs, in each case in accordance with the Funds Flow Memorandum; and (d) to fund the insurance premiums and taxes required to be paid on the Closing Date hereunder. The Loan Parties and their Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used by any Loan Party or any Subsidiary of any Loan Party for any purpose which violates the provisions of Regulation T, U or X of the Board. The proceeds of the Loans made after the Closing Date shall be used to fund any additional purposes set forth in Section 2.06.

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Section 8.21 Solvency. After giving effect to the Transactions, the Loan Parties, taken as a whole, and the Loan Parties and their Subsidiaries, taken as a whole, are Solvent. No Loan Party is subject to, or planning to take, any action described in Section 11.01(f) or Section 11.01(g).

Section 8.22 USA PATRIOT; AML Laws; Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the USA PATRIOT Act, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (a) the Borrower, its Subsidiaries or any of their respective directors or officers, or, to the knowledge of any Responsible Officer of the Borrower, any of their respective employees or Affiliates, or (b) to the knowledge of any Responsible Officer of the Borrower, any agent of any Loan Party or their Subsidiaries or other Affiliate that will act in any capacity in connection with or benefit from the Facility established hereby, (i) is a Sanctioned Person or is engaged in any activity that could result in the Borrower being designated a Sanctioned Person, or (ii) is in material violation of AML Laws, Anti-Corruption Laws, or Sanctions. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the Transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise. Neither the Borrower nor any Controlled Affiliate is engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

Section 8.23 Accounts. No Loan Party has any Deposit Accounts, Securities Accounts or Commodity Accounts other than the accounts set forth on Schedule 8.23.

Section 8.24 Labor Matters. Each of the Loan Parties and each of their respective Subsidiaries is in compliance in all material respects with the Labor Contracts and all applicable federal, state and local labor and employment laws, including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, the Worker Adjustment and Retraining Notification, immigration controls, and worker and unemployment compensation, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There are no outstanding labor proceedings, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 8.25 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Article IX
AFFIRMATIVE COVENANTS

Until Payment in Full, each of the Parent and the Borrower covenants and agrees with the Lenders and the Administrative Agent that:

Section 9.01 Financial Statements; Other Information. The Parent and the Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Parent Financial Statements. Within ninety (90) days after the end of each fiscal year of the Parent (provided that if the Parent files annual reports with the Securities and Exchange Commission, then delivery of annual financial statements hereunder shall be deemed delivered as and when the Parent’s Form 10-K is filed with the SEC for such fiscal year), its audited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting

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forth in each case, commencing with the twelve-months ending December 31, 2023, in comparative form the figures for the previous fiscal year of the Parent, all reported on by KPMG US LLP or an independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification, exception or explanatory paragraph, and without any qualification, exception or explanatory paragraph as to the scope of such audit (other than with respect to, or resulting from, an upcoming maturity date under any series of Indebtedness under this Agreement occurring within one (1) year from the time such report is delivered or any potential inability to satisfy a financial maintenance covenant set forth in Article X on a future date or in a future period)) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Parent in accordance with GAAP consistently applied.

(b) Quarterly Parent Financial Statements. Within forty-five (45) days after the end of each of the three (3) fiscal quarters of each fiscal year of the Parent (provided that if the Parent files quarterly reports with the Securities and Exchange Commission, then delivery of quarterly financial statements hereunder shall be deemed delivered as and when the Parent’s Form 10-Q is filed with the SEC for such fiscal quarter), commencing with the fiscal quarter ended September 30, 2023, its unaudited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year of the Parent, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) [Reserved].

(d) Compliance Certificate. Concurrently with any delivery of financial statements under Section 9.01(a) or Section 9.01(b), a certificate of a Responsible Officer in substantially the form of Exhibit E-2 hereto (A) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant, substantially in the form of Annex A to Exhibit E-2, (C) stating whether any change in GAAP or in the application thereof has occurred since the Closing Date, and if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (D), (1) a description of any change in the jurisdiction of organization of any Loan Party or the sale of any Equity Interests in any Loan Party, (2) a list of any Intellectual Property acquired or Disposed by any Loan Party or in respect of which a material event has occurred, and a description of any other material change to the portfolio of Intellectual Property of the Group Members and (3) a description of each Material Contract entered into, terminated, replaced or materially amended by the Borrower or any of its Subsidiaries, in each case since the date of the most recent report delivered pursuant to this clause (D) (or, in the case of the first such report so delivered, since the Closing Date).

(e) Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 9.01(a), a certificate of a Responsible Officer of the Borrower, certifying that (i) the insurance requirements of Section 9.07 have been implemented and are being complied with, (ii) the Loan Parties have paid or caused to be paid all insurance premiums then due and payable and (iii) the Loan Parties are in compliance with the insurance policies, and attaching a certificates of insurance required pursuant to Section 9.07, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies and endorsements.

(f) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to the Parent or any of their

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Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the Borrower or any such Subsidiary, and a copy of any response by, or on behalf of, the Parent or any such Subsidiary to such letter or report.

(g) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any Material Contract, Material Indebtedness, the 2021 Lonestar Facility or the 2023 Lonestar Facility.

(h) Information Regarding Loan Parties. Within ten (10) days thereafter, written notice of any change (i) in any Loan Party’s corporate, limited liability company or limited partnership name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s ownership (other than the holders of Equity Interests in the Parent), entity type or jurisdiction in which such Person is incorporated or formed, and (iv) in any Loan Party’s United States federal taxpayer identification number.

(i) Board Information Rights. Subject to Section 1.08, (i) promptly after sending the same to the directors of the Parent’s board of directors, all documents and information furnished to such directors, whether at or in anticipation of a meeting of such board or an action by written consent of such board and (ii) copies of the minutes, if any, of all meetings of the board of directors of the Parent, promptly after such minutes are furnished to the board; provided that the Parent shall not be required to provide any summary, documents or information solely relating to any discussion of this Facility.

(j) Annual Operating Plan and Budget. No later than thirty (30) days following the end of each fiscal year of the Parent, an annual operating plan and budget for the ensuing fiscal year of the Parent, which annual operating plan and budget shall (a) (if applicable) be prepared on a substantially similar basis to the immediately preceding annual operating plan and budget, (b) present the Parent’s plan for the relevant period’s ongoing operations, including, among other things, the Parent’s good faith estimate of its projected revenues, operation and maintenance expenses, General and Administrative Costs, Capital Expenditures, major maintenance expenditures and other capital requirements and permitting requirements and (c) include such additional information as the Lenders may from time to time reasonably request.

(k) Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(l) Other Requested Information. Promptly following any request therefor, (i) such other information regarding the operations, business affairs, prospects and financial condition of the Parent and their Subsidiaries (including with respect to beneficial ownership of the Borrower) or compliance with the terms of this Agreement or any other Loan Document or any Material Contract, as the Administrative Agent or any Lender may reasonably request and (ii) such other information or documents that the Insurers are entitled to receive under the Insurance Policy.

(m) Monthly Lender Calls. The Parent will participate in a telephonic meeting with the Administrative Agent and the Lenders once during each calendar month to be held at such times as may be mutually agreed to by the Parent and the Administrative Agent.

(n) Quarterly Lender Calls. Immediately following each of the Parent’s quarterly public earnings conference calls, the chief executive officer and chief financial officer of the Parent will participate in a telephonic meeting with the Administrative Agent and the Lenders once during each fiscal quarter to be held at such times as may be mutually agreed to by the Parent and the Administrative Agent.

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(o) Pro Forma Compliance Certifications. At the written request of the Administrative Agent, concurrently with any determination of pro forma compliance with any Financial Covenant, the Borrower shall deliver to the Administrative Agent, a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating such compliance.

(p) Notice of Changes to Beneficial Ownership Certification. At the time of the delivery of the financial statements provided for in Section 9.01(b), written notice of any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent or any Lender that would result in a change in the list of beneficial owners identified in such certification.

(q) [Reserved].

(r) Liquidity Report. As soon as available, but in any event not later than five (5) Business Days after the end of each month, a cash report (the “Liquidity Report”), setting forth the Liquidity as of the last day of each week ending during such month and as of the last day of such month, identifying for the Parent and each of its Subsidiary thereof the institution(s) at which the Unrestricted Cash is held and the amount of such Unrestricted Cash at such institution.

Section 9.02 Notices of Material Events. Within five (5) Business Days of the occurrence of any of the following events, the Borrower will furnish to the Administrative Agent and each Lender written notice of the following:

(a) the occurrence of any Default or Event of Default,

(b) the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case with a fair market value in excess of $500,000;

(c) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary of any Loan Party not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(d) any litigation or proceeding affecting any Material Contract or involving any Intellectual Property of the Loan Parties and their Subsidiaries, which if adversely determined could reasonably be expected to (i) result in potential liability of $500,000 or more or (ii) have a Material Adverse Effect;

(e) any event constituting force majeure or any claim by any party to a Material Contract alleging in writing that a force majeure event under any Material Contract has occurred and, to the extent reasonably available to the Parent or its Subsidiaries, copies of related invoices, statements, supporting documentation, schedules, data or affidavits delivered under such Material Contract;

(f) (i) any event or condition that constitutes a material default or event of default or a termination event under any Material Contract or any contract relating to Material Indebtedness, (ii) any notice of termination or notice of material default received or given, under, or in connection with, any Material Contract or any contract relating to Material Indebtedness, or any other material notice under, or in connection with, any Material Contract or any contract relating to Material Indebtedness and (iii) any termination or material amendment or modification of, or waiver or consent under, any Material Contract

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or any contract relating to Material Indebtedness, and in each case, a copy of such termination, amendment, modification, waiver or consent;

(g) of the occurrence of any event for which the Borrower is required to make a mandatory prepayment pursuant to Section 3.04(c) (including the receipt of any Extraordinary Net Cash Receipts);

(h) (i) any revocation, denial, adverse modification or non-renewal of any material Governmental Approval, which revocation, denial, adverse modification or non-renewal could reasonably be expected to adversely affect the business and operations of any Loan Party, and (ii) any dispute between any Loan Party or any of its Subsidiaries and any Governmental Authority involving the denial, adverse modification or non-renewal or the like of any material Governmental Approval or the imposition of additional material conditions with respect thereto;

(i) any material default by any party with respect to any Real Property Rights of any Loan Party and its Subsidiaries;

(j) any notice of potential liability of any Loan Party or any of its Subsidiaries under any Environmental Laws for an amount in excess of, or that could reasonably be expected to exceed, $500,000;

(k) any early cancellation or material change in the terms, coverage or amounts of any insurance required to be maintained pursuant to Section 9.07; and

(l) any other development or circumstance that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 9.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice in reasonable detail and any action taken or proposed to be taken with respect thereto.

Section 9.03 Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence; provided that nothing in this clause (a) shall prohibit any merger, consolidation, liquidation or dissolution permitted under this Agreement and the other Loan Documents and (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification.

Section 9.04 Payment of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, (a) timely file all Tax returns; (b) timely pay all Taxes, assessments, and other governmental charges or levies imposed upon its income, profits or Property when due; (c) within sixty (60) days past the original invoice billing date therefor, or, if earlier, when due in accordance with its terms, pay and discharge all obligations owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge before the same becomes delinquent all other obligations now or hereafter owed by it; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Loan Party and/or its Subsidiaries may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefor that are required by GAAP.

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Section 9.05 Material Contracts. Each Loan Party will (a) perform and observe all of its covenants and obligations contained in each of the Material Contracts, unless such non-performance could not reasonably be expected to result in a Material Adverse Effect (b) take all reasonable and necessary action to prevent the termination or cancellation of any Material Contract (except for the expiration of any Material Contract in accordance with its terms and not as a result of a breach or default thereunder), unless such termination or cancellation could not reasonably be expected to result in a Material Adverse Effect, and (c) enforce against the relevant counterparty to each Material Contract each material covenant or obligation of such Material Contract in accordance with its terms.

Section 9.06 Maintenance of Properties.

(a) Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in accordance with Prudent Industry Practice and in good repair, working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, all properties used or useful in the business of the Loan Parties and their respective Subsidiaries and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof.

(b) Without limiting the generality of the foregoing in this Section 9.06, each Loan Party will, and will cause each of its Subsidiaries to, maintain in full force and effect all Intellectual Property, licenses and franchises necessary for the ownership and operation of its Properties and business.

Section 9.07 Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance (including fire, extended coverage, property damage, workers’ compensation, comprehensive general liability, auto liability and business interruption insurance) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses in accordance with prudent business practice and sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements, including all Material Contracts. Schedule 9.07 lists all insurance policies of the Loan Parties maintained pursuant to this Section 9.07 (as such schedule may be updated from time to time with the approval of the Administrative Agent). The lender loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Collateral Agent as sole “loss payee” or other formulation reasonably acceptable to the Administrative Agent and such policies shall name the Agents and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least thirty (30) days’ prior notice of any cancellation to the Administrative Agent. The Loan Parties shall deliver to the Administrative Agent (x) on the Closing Date and annually thereafter a certificate of insurance of the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the immediately preceding sentence attached to such certificate and (y) at the request of the Administrative Agent, from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.

Section 9.08 Books and Records; Inspection Rights.

(a) Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which materially full, true and correct entries in conformity with GAAP with a reconciliation to GAAP are made of all dealings and transactions in relation to its business and activities.

(b) Each Loan Party shall permit any representative or designee of the Administrative Agent (which may be accompanied by representatives or designee of any of the Lenders) to visit and inspect its Properties, to examine its books and records and to make copies and take extracts therefrom, and to

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conduct visitations, inspections, appraisals, audits and field examinations, all at such reasonable times and as often as the Administrative Agent may reasonably request after reasonable prior notice to the Borrower, and, in each case of the foregoing, the Borrower shall reimburse the Administrative Agent’s reasonable and documented out-of-pocket costs and expenses incurred in connection with any such visitation and/or inspection; provided, that (i) other than during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than once per calendar year, and (ii) at any time that an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or designees) may do any of the foregoing at the sole reasonable expense of the Borrower at any time without advance notice.

Section 9.09 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, either individually or in the aggregate when taken together, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

Section 9.10 Environmental Matters. The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations to comply, with all applicable Environmental Laws; (ii) not Release or threaten to Release any Hazardous Material on, under, about or from any of the Borrower’s Properties or any other property offsite the Property to the extent caused by the Borrower’s operations except in compliance with applicable Environmental Laws; (iii) timely obtain or file all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s Properties; (iv) promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or Threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s Properties; (v) conduct its operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement such procedures as may be necessary to continuously determine and assure that the Borrower’s obligations under this Section 9.10 are timely and fully satisfied, except, solely with respect to clauses (i), (ii), (iii), (iv), and (v) of the foregoing, where the failure to do so, either individually or in the aggregate when taken together, could not reasonably be expected to result in a Material Adverse Effect.

Section 9.11 Further Assurances.

(a) Each Loan Party at its sole expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent or the Collateral Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent or the Collateral Agent to comply with or accomplish the conditions precedent, covenants and agreements of the Loan Parties or any of their Subsidiaries, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith, including in the event any Loan Party develops or acquires any Intellectual Property, Patent, Trademark and/or Copyright Security Agreements, as applicable. In addition, at the Administrative Agent’s request,

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each Loan Party, at its sole expense, shall provide any information requested to identify any Collateral pledged by it, including an updated Perfection Certificate, exhibits to Mortgages in form and substance reasonably satisfactory to the Administrative Agent (which such exhibits shall be in recordable form for the applicable jurisdiction) or any other information requested in connection with the identification of any Collateral.

(b) The Parent and the Borrower each hereby authorizes the Collateral Agent to file one or more financing or continuation statements against the Borrower and each Guarantor, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower or any Guarantor where permitted by applicable law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering such Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Parent and the Borrower each acknowledges and agrees that any financing statement may describe the Collateral as “all assets” of the applicable Loan Party (or words of similar effect as may be required by the Collateral Agent).

Section 9.12 Additional Guaranty; Additional Collateral.

(a) Within the time periods specified in this Section 9.12, after any Person (other than the Borrower) becomes a Subsidiary (other than an Excluded Subsidiary) of the Parent or ceases to be an Excluded Subsidiary (each, a “New Loan Party”), in each case, the Borrower shall promptly provide the Administrative Agent with written notice thereof and shall, within thirty (30) days after becoming a Subsidiary, cause each such New Loan Party to deliver to the Administrative Agent (x) a guaranty or a joinder to the Guarantee and Collateral Agreement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Loan Parties’ obligations under the Loan Documents and (y) a joinder to all applicable Security Documents then in existence, in each case, in form and substance reasonably satisfactory to the Administrative Agent, accompanied by appropriate legal opinions, resolutions, certificates and other documentation as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent and its counsel.

(b) With respect to any personal Property (other than Excluded Assets) acquired after the Closing Date by any Loan Party, as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within thirty (30) days of such acquisition (or such later date as the Collateral Agent may agree in its sole discretion)) (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, subject to Permitted Liens and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including (x) the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent or the Administrative Agent and (y) with respect to Intellectual Property, the execution and delivery of Patent, Trademark and Copyright Security Agreements, as applicable.

(c) Each Loan Party will, and will cause each Subsidiary to, take such action from time to time as shall be necessary to ensure that the Administrative Agent shall have, for the benefit of the Secured Parties, a first priority Lien on all Equity Interests of each Subsidiary directly owned by such Loan Party, provided that no Loan Party shall be required to pledge more than sixty-five percent (65%) (or such greater percentage that would not reasonably be expected to cause any material adverse U.S. federal income tax consequences to a Loan Party, as determined in good faith by the Administrative Agent) of the voting Equity Interests and one hundred percent (100%) of the non-voting Equity Interests of any Excluded Foreign Subsidiary constituting an Excluded Subsidiary owned directly by a Loan Party.

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(d) If any Loan Party shall at any time acquire any real property or leasehold or other interest in real property not covered by a Mortgage that constitutes Material Real Property Rights, promptly and in any event within one hundred twenty (120) days of such acquisition (or such later date as the Collateral Agent may agree in its sole discretion) upon such acquisition, the Borrower shall, or shall cause such Loan Party to, execute, deliver and record a new Mortgage or a supplement to an existing Mortgage, as applicable, reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent, subjecting such real property or leasehold or other interests to the Lien and created by such Mortgage. The Administrative Agent shall have received with respect to such Mortgage or a supplement to an existing Mortgage, as applicable, (i) a Title Policy or a date down endorsement to the existing Title Policy, which Title Policy shall (w) be issued by the Title Company, (x) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (y) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including, but not limited to, endorsements on matters relating to usury, first loss, zoning, doing business, public road access, survey, contiguity, policy authentication, variable rate, environmental lien, subdivision, policy aggregation, mortgage recording tax, street address, separate tax lot, and so-called comprehensive coverage over covenants and restrictions, to the extent applicable and available), and (z) contain no exceptions to title other than clauses (a) through (c) of Excepted Liens; (ii) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies; (iii) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements; (iv) (A) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and (B) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area, (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower or applicable Loan Party, (y) evidence of flood insurance with a financially sounds and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent. If requested by the Administrative Agent, the Borrower shall deliver a supplemental customary legal opinion with respect to such Mortgage or supplement to an existing Mortgage.

(e) Upon the request by any Lender (or any potential Lender who has entered into a binding agreement to become a Lender) subject to the Flood Laws, provide the Administrative Agent with evidence that any applicable Loan Party has taken all actions required under the Flood Laws and/or reasonably requested by any such Lender, to assist in ensuring that each such Lender is in compliance with the Flood Laws applicable to the Collateral to the extent such Collateral includes any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws), including, but not limited to, providing the Administrative Agent with the address, legal description and/or GPS coordinates of each structure on any Real Property Rights, whether owned or leased, that is or will be subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance.

(f) If requested by the Administrative Agent or any Lender, the Borrower will, and will cause their Subsidiaries to, cooperate with and provide any information reasonably necessary for the Administrative Agent or such Lender, as the case may be, to conduct its flood due diligence and flood insurance compliance.

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Section 9.13 ERISA Compliance. The Borrower will promptly furnish and will cause any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after request of the Administrative Agent, after filing thereof with the United States Secretary of Labor, copies of each Form 5500 annual report with respect to each Plan subject to Title IV of ERISA, and (ii) as soon as reasonably practicable after becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan subject to Title IV of ERISA, that would reasonably be expected to have a Material Adverse Effect, a written notice signed by the President or any other Responsible Officer, of the Borrower or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 9.14 Casualty Event. If a Casualty Event occurs with respect to any Collateral, the Borrower shall (i) diligently pursue all its rights to compensation against any Person with respect to such Casualty Event and (ii) cause all Net Cash Proceeds of such Casualty Event to be prepaid in accordance with Section 3.04(c). The Administrative Agent shall, upon the occurrence and during the continuance of an Event of Default, be entitled to participate in any compromise, adjustment or settlement in connection with any Casualty Event under any policy or policies of insurance or in respect of any proceeding with respect to any Casualty Event.

Section 9.15 [Reserved].

Section 9.16 [Reserved].

Section 9.17 Insurance Policy Premiums.

(a) Borrower shall pay the Insurance Premium Required Amounts in cash with respect to the premium on the Insurance Policy (the “Insurance Incremental Amounts”). Promptly (and in any event not more than two (2) Business Days) following any such payment, the Borrower shall confirm in writing to the Administrative Agent (with a copy to any Lender identified by the Administrative Agent from time to time in a written notice to the Borrower) that such payment has been made and the date and amount of such payment.

(b) The Loan Parties, Lenders, Administrative Agent, and any other Person that becomes a party to this Agreement shall treat all premiums paid or payable with respect to the Insurance Policy (including the initial premium paid on or around the Closing Date pursuant to this Section 9.17 and any Insurance Incremental Amounts) as paid to the Insurers by and properly deductible by the Borrower for U.S. federal income tax and applicable state and local income tax purposes, and no portion of any premium paid or payable with respect to the Insurance Policy shall be treated as reducing the “issue price” of the Loans or otherwise creating any “original issue discount” with respect to the Loans (in each case, within the meaning of Section 1273 of the Code). All parties to this Agreement shall file all applicable Tax returns consistent with the foregoing treatment except as otherwise required due to a “determination” within the meaning of Section 1313 of the Code.

(c) The Borrower shall comply in all respects with the terms and conditions of the Insurance Policy, including its obligations, if any, to report to the Insurers, shall pay all premiums due to the Insurers thereunder not less than ninety (90) days prior to the due dates set forth therein and pay all other amounts due to the Insurers thereunder when and as such other amounts become due and payable and, promptly following the Administrative Agent’s reasonable request, deliver to the Administrative Agent evidence of such payments. If any premium or other amount due under the Insurance Policy is not paid when due thereunder or hereunder, the Administrative Agent or the

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Lenders may, in their sole discretion, elect to make all or part of such payment and take any action under the Insurance Policy that the Administrative Agent reasonably deems prudent. Any such payment shall constitute reimbursable expenses under Section 13.03(a) and shall be immediately due and payable. The payment of all or a portion of any Insurance Incremental Amount shall not constitute a cure or waiver of the Event of Default caused by Borrower’s breach of this Section 9.17.

(d) Notwithstanding anything to the contrary herein, if for any reason any Loan Party receives payment from the Insurers pursuant to the Insurance Policy that is due to the Administrative Agent or any Lender in payment of a Loss (as defined in the Insurance Policy), the Borrower shall, or shall cause such other Loan Party to, promptly deliver such payment to the Administrative Agent or such Lender.

Section 9.18 Intellectual Property.

(a) Each of the Parent and the Borrower acknowledges and agrees (on behalf of itself and their Subsidiaries) that all Intellectual Property owned or acquired (in each case, in whole or in part) after the date hereof by the Parent, the Borrower or any of their respective Subsidiaries will constitute Collateral.

Section 9.19 Funding of Interest Escrow Account.

(a) The Borrower shall maintain cash and Cash Equivalents in the Interest Escrow Account in an aggregate amount equal to the Interest Escrow Required Amount.

(b) Cash interest on Loans shall be paid out of the Interest Escrow Required Amount in equal quarterly installments beginning upon the earlier of (A) an uncured Event of Default; or (B) the day following the third anniversary from the Closing Date (under this Clause (B), cash interest payments shall no longer be paid directly by the Borrower). The Borrower hereby authorizes the Collateral Agent to make such distribution out of the Interest Escrow Account.

(c) The Borrower may direct the investment of the funds in the Interest Escrow Account, subject to the consent of the Lender.

(d) In the event that obligations under this Agreement are fully satisfied prior to the Maturity Date, any amount remaining in the Interest Escrow Account, minus applicable accrued and unpaid interest then due to the Lenders, shall be returned to the Borrower.

Section 9.20 Post-Closing Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, satisfy each of the post-closing obligations specified on Schedule 9.20 prior to the deadline specified on such Schedule for such obligation.

Article X
NEGATIVE COVENANTS

Until Payment in Full, each of the Parent and the Borrower covenants and agrees with the Lenders and the Administrative Agent that:

Section 10.01 Financial Covenant. The Borrower will not permit at any time Liquidity (as set forth in the Liquidity Report delivered pursuant to Section 9.01(r)) to be less than an amount equal to at least

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four (4) immediately following interest payments owed on the Loans, adjusted for any optional prepayments made pursuant to Section 3.04(a) (the “Financial Covenant”).

Section 10.02 Indebtedness. No Loan Party will, and will not permit any of its Subsidiaries to, incur, create, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations arising under the Loan Documents or any guarantee of the Secured Obligations arising under the Loan Documents;

(b) Indebtedness described on Schedule 10.02 and extensions, refinancing or replacements thereof; provided that (i) the Refinance Indebtedness does not increase the principal amount of the corresponding Original Indebtedness (except in an amount equal to any prepayment premiums, fees, expenses or any other similar amounts payable in respect of such Original Indebtedness), (ii) the Refinance Indebtedness does not increase the interest rate of the corresponding Original Indebtedness, except as necessary to reflect market terms and conditions at the time of the incurrence or issuance of such Refinance Indebtedness, (iii) the Refinance Indebtedness is unsecured, (iv) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of the corresponding Original Indebtedness is obligated with respect to the Refinance Indebtedness, (v) the Refinance Indebtedness does not result in a shortening of the average weighted maturity of the corresponding Original Indebtedness, and (vi) the terms of the Refinance Indebtedness other than fees and interests are not less favorable, when taken as a whole, to the obligor thereunder than the original terms of the corresponding Original Indebtedness;

(c) Indebtedness of the Loan Parties and Subsidiaries under Capital Leases and purchase money obligations to finance the acquisition, construction or improvement of any fixed or capital assets not to exceed, in the aggregate at any time outstanding, ten million Dollars ($10,000,000), solely to the extent such Indebtedness is incurred within ninety (90) days of such acquisition, construction or improvement of such fixed or capital asset, and extensions, refinancing or replacements of the foregoing; provided that (i) the Refinance Indebtedness does not increase the principal amount of the corresponding Original Indebtedness (except in an amount equal to any prepayment premiums, fees, expenses or any other similar amounts payable in respect of such Original Indebtedness), (ii) the Refinance Indebtedness does not increase the interest rate of the corresponding Original Indebtedness, except as necessary to reflect market terms and conditions at the time of the incurrence or issuance of such Refinance Indebtedness, (iii) if the Refinance Indebtedness secured, (A) such Refinance Indebtedness shall be secured by substantially the same or less collateral as the corresponding Original Indebtedness on terms no less favorable, when taken as a whole, to the Agents and the Lenders and (B) the Liens securing such Refinance Indebtedness shall not have a priority more senior than the Liens securing the corresponding Original Indebtedness, (iv) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of the corresponding Original Indebtedness is obligated with respect to the Refinance Indebtedness, (v) the Refinance Indebtedness does not result in a shortening of the average weighted maturity of the corresponding Original Indebtedness, and (vi) the terms of the Refinance Indebtedness other than fees and interests are not less favorable, when taken as a whole, to the obligor thereunder than the original terms of the corresponding Original Indebtedness;

(d) intercompany Indebtedness owed by any Loan Party and payable to any other Loan Party; provided that any such Indebtedness shall be subordinated to the Secured Obligations on terms set forth in the Guarantee and Collateral Agreement;

(e) unsecured Indebtedness associated with worker’s compensation claims, health, disability or other employee benefits, bonds or surety obligations, completion guarantees and other similar obligations required by Governmental Requirements or unaffiliated third parties or otherwise in the ordinary course of business;

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(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business; provided that such Indebtedness is extinguished within 10 Business Days of its incurrence;

(g) Indebtedness evidenced by letters of credit with an aggregate amount at any time outstanding not to exceed two million five hundred thousand Dollars ($2,500,000);

(h) Hedging Agreements entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

(i) to the extent constituting Indebtedness, contingent payment obligations and contingent liabilities in respect of customary indemnification or other contingent payment obligations in respect of purchase price (including earn-outs);

(j) Indebtedness arising as a result of judgments, orders, awards or decrees that do not constitute an Event of Default;

(k) Indebtedness of any Loan Party and/or any Subsidiary thereof consisting of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business of the Loan Parties and Subsidiaries;

(l) Indebtedness of any Loan Party outstanding pursuant to the New Unsecured Convertible Notes and all premiums (if any) or interest (including post-petition interest and payment in kind interest) in respect thereof of any Loan Party that constitutes Indebtedness not exceeding, in the aggregate $500,000,000.

(m) Indebtedness assumed in connection with the acquisition of assets that does not exceed the fair market value of such assets was not incurred in contemplation of or in connection with such acquisition;

(n) Indebtedness representing reasonable deferred compensation or equity-based compensation to current and former officers, employees, consultants and directors of the Loan Parties and Subsidiaries;

(o) Indebtedness not for borrowed money incurred under, or in respect of, performance and/or completion guaranties, surety bonds, customs bonds, appeal bonds, bid bonds, performance bonds and/or similar contingent instruments or obligations (but excluding, in any such case any Indebtedness for borrowed money and any letters of credit);

(p) Indebtedness in respect of bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business of the Loan Parties and Subsidiaries;

(q) Guarantees of Indebtedness otherwise permitted hereunder; provided that, to the extent such Guarantee is provided of Indebtedness of a non-Loan party, such Guarantee shall constitute an Investment permitted by, and incurred in reliance on, Section 10.05;

(r) solely to the extent incurred and outstanding in the ordinary course of business of the Loan Parties and Subsidiaries and consistent with past practice (as of the Closing Date) of the Loan Parties and Subsidiaries, Indebtedness (other than in the form of letters of credit) not constituting borrowed money

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and not exceeding $250,000 owed to any Person issued solely to support any Loan Party’s insurance obligations (including property, casualty, liability or self-insurance obligations and/or obligations to secure worker’s compensation, health, disability or other employee benefits) to finance insurance premiums;

(s) other unsecured Indebtedness not to exceed, in the aggregate at any time outstanding, two million five hundred thousand Dollars ($2,500,000); and

(t) Indebtedness arising from trade accounts payable in the ordinary course of business not to exceed in the aggregate fifteen million Dollars ($15,000,000).

Section 10.03 Liens. No Loan Party will, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Secured Obligations pursuant to the Security Documents;

(b) Excepted Liens;

(c) Liens securing Indebtedness permitted by Section 10.02(c) but only on the Property under lease or financed thereby and only to the extent such Lien is created at the time of such lease or financing;

(d) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(e) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

(f) Liens existing on the date hereof as set forth on Schedule 10.03 hereto;

(g) () Liens on insurance policies, and/or the proceeds thereof, securing Indebtedness incurred in reliance on Section 10.02(t); and () Liens () attaching solely to customary cash advances or customary cash earnest money deposits paid in connection with acquisitions constituting Investments permitted under, and made in reliance on, Section 10.05, or () customarily granted to third parties not constituting Loan Parties or Affiliates thereof in connection with, and pursuant to the definitive documentation evidencing, an agreement of a Loan Party or Subsidiary to dispose of any Property in Disposition permitted under Section 10.10;

(h) Liens in favor of customs and revenue Governmental Authorities arising as a matter of applicable law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business of the Loan Parties and Subsidiaries;

(i) Liens arising out of conditional sale, title retention, consignment, or similar arrangements for the sale of goods in the ordinary course of business of the Loan Parties and Subsidiaries; and

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(j) other Liens not securing Indebtedness for borrowed money securing obligations not to exceed, in the aggregate at any time outstanding, one million Dollars ($1,000,000);

For the avoidance of doubt, no intention to subordinate any Lien granted in favor of the Collateral Agent and the Lenders is to be hereby implied or expressed by the permitted existence of Permitted Liens or by indicating that any such Lien is subject to any Permitted Lien.

Section 10.04 Restricted Payments No Loan Party will, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to the holders of its Equity Interests or make any distribution of its Property to its Equity Interest holders or holders of the New Unsecured Convertible Notes, except:

(a) the Loan Parties and Subsidiaries may declare and pay dividends with respect to its common Equity Interests payable solely in additional shares of its common Equity Interests;

(b) Subsidiaries of the Parent may declare and pay dividends ratably with respect to their Equity Interests;

(c) so long as no Event of Default has occurred and is continuing or would result after giving effect to such payment, the Parent and its Subsidiaries may make repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such repurchased Equity Interests represents a portion of the exercise price of such options or warrants;

(d) so long as no Event of Default has occurred and is continuing or would result after giving effect to such payment, repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(e) Restricted Payments payable to any Loan Party;

(f) so long as no Event of Default has occurred and is continuing or would result after giving effect to such dividend or distribution, with respect to any Loan Party, for any taxable period after the Closing Date during which time such Loan Party is a pass-through entity for U.S. federal income tax purposes, such Loan Party may make any dividend or distribution to any holder of such Loan Party’s equity interests to permit such holder to pay U.S. federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal tax rate applicable to an individual residing in Midland, Texas for such taxable period, imposed as a result of taxable income allocated to such holder as a partner, member or shareholder of such Loan Party under federal, state, and local income tax laws (other than taxable income incurred in connection with the receipt of a guaranteed payment for services by such holder, the issuance of Equity Interests to such holder or the forfeiture or repurchase of Equity Interests from such holder or another holder), taking into account applicable deductions, losses, and credits of such holder (including, without limitation, deductions pursuant to Section 199A of the Code and deductions for state and local Taxes) and any cumulative net taxable loss of such Loan Party for prior taxable periods and the character (e.g., capital gains or losses, dividends, ordinary income, etc.) of the applicable taxable income; provided, however, that in no event shall the amount of such dividends or distributions with respect to any such taxable period exceed the product of (x) the U.S. federal taxable income of such Loan Party for such taxable period and (y) the highest combined marginal U.S. federal, state, and/or local income tax rate applicable to an individual residing in Midland, Texas for such taxable period; and

(g) the Loan Parties may make scheduled interest payments in respect of the New Unsecured Convertible Notes, so long as at least twelve (12) months of scheduled cash interest payments

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on such Indebtedness is on deposit in the New Unsecured Convertible Notes DSRA both immediately before and after giving effect to any such payment.

The amount of any Restricted Payment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof, which shall be determined in good faith by the Borrower at the time such Restricted Payment is made.

Section 10.05 Investments, Loans and Advances. Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any Investments in or to any Person or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures permitted hereunder in the ordinary course of business consistent with past practice) any Property from any Person, except that the foregoing restriction shall not apply to:

(a) Investments in Loan Parties or any Person that becomes a Loan Party in accordance with Section 9.12(a);

(b) Investments in accounts receivable arising in the ordinary course of business (including any instrument evidencing the same and any instrument, security or other asset acquired through bona fide collection efforts with respect to the same);

(c) Investments in cash (including, for the avoidance of doubt, cash in the account set forth in clause (c) of the definition of “Excluded Account”) and Cash Equivalents;

(d) guarantees permitted by Section 10.02;

(e) Investments existing on the date hereof as set forth on Schedule 10.05 hereto;

(f) loans or advances to employees, officers or directors of any Loan Party or Subsidiary in the ordinary course of business of the Loan Parties and Subsidiaries for travel, relocation, and other related ordinary course of business expenses; provided, that, the aggregate amount of all such loans and advances does not exceed five hundred thousand Dollars ($500,000) in the aggregate at any time outstanding;

(g) Hedging Agreements permitted by Section 10.02;

(h) Investments in Deposit Accounts, Securities Accounts and Commodities Accounts in the name of a Loan Party or Subsidiary opened in the ordinary course of business of the Loan Parties and Subsidiaries, and bank deposits, in each case established and maintained in accordance with the Loan Documents;

(i) () extensions of credit in the nature of accounts receivables, notes receivables and/or similar Investments arising from the grant of trade credit to customers and/or suppliers that are not Affiliates of any Loan Party or Subsidiary in the ordinary course of business of the Loan Parties and Subsidiaries; and () Investments received in (full or partial) satisfaction thereof or of other disputes with financially troubled account debtors, suppliers and/or customers that are not Affiliates of any Loan Party, in each case of the foregoing of this clause (i)(ii), to the extent reasonably necessary in order to prevent or limit loss(es) to the Loan Parties and Subsidiaries;

(j) solely to the extent made or entered into (as applicable) in the ordinary course of business of the Loan Parties and Subsidiaries, (i) guarantees and endorsements made in connection with the

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deposit of negotiable instruments and other items for collection or credit and (ii) prepaid expenses, utility and workers’ compensation, performance and other similar deposits;

(k) to the extent permitted under Section 10.03, any Loan Party or Subsidiary may make: () deposits in the ordinary course of business of the Loan Parties and Subsidiaries, as reasonably necessary to secure the performance of operating leases and payment of utility contracts; and () good faith deposits required by Persons that are not Affiliates of any Loan Party or Subsidiary in connection with Investments that are otherwise expressly permitted under this Section 10.05;

(l) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and/or customers of any Loan Party or Subsidiary, or otherwise in settlement of delinquent obligations of (and/or other good faith commercial disputes with) any such suppliers and/or customers or other Persons, in each case of the foregoing of this clause (l), arising in the ordinary course of business of the Loan Parties and Subsidiaries;

(m) Investments (i) constituting deposits, prepayments, trade credits and/or credits to suppliers that are not Affiliates of any Loan Party, (ii) made in connection with obtaining, maintaining or renewing contracts with clients and/or customers that are not Affiliates of any Loan Party or (iii) made in distributors, suppliers, licensors and licensees that are not Affiliates of any Loan Party, in each case, in the ordinary course of business of the Loan Parties and Subsidiaries or, in the case of clause (m)(iii), to the extent necessary for the purchase of supplies for any Loan Party or Subsidiary thereof in the ordinary course of business of the Loan Parties and Subsidiaries;

(n) Investments consisting of non-cash consideration received by any Loan Party or Subsidiary in connection with the consummation of any Disposition permitted under, and consummated in reliance upon, Section 10.10, to the extent that receipt of such non-cash consideration in connection therewith is permitted under Section 10.10;

(o) Permitted Acquisitions;

(p) other Investments (valued at the time each such Investment is made) in the aggregate at any time outstanding, not to exceed one million Dollars ($1,000,000); and

(q) Investments in any Excluded Subsidiary not to exceed two million five hundred thousand Dollars ($2,500,000) in the aggregate per fiscal year; provided that any amount of the foregoing that is not used in any fiscal year (a “Non-Utilized Amount”) may be carried over and applied to subsequent fiscal years in an amount not to exceed such Non-Utilized Amount.

Notwithstanding anything to the contrary herein, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, make any Investment if the effect of such transaction is to, directly or indirectly, Dispose of any Intellectual Property owned by any Loan Party to any Person other than a Loan Party.

Section 10.06 Nature of Business. No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Parent and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 10.07 Proceeds of Loans. (a) The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 8.20. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or

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as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations T, U or X of the Board, as the case may be.

(b) The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that any other Loan Party and its or their respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

Section 10.08 ERISA Compliance. Each of the Loan Parties will not, and will not permit any of its Subsidiaries or ERISA Affiliate to, at any time:

(a) engage in respect of any Plan, any transaction in connection with which the Borrower or any other Loan Party or any of its Subsidiaries could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b) fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, any other Loan Party or any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto; or

(c) contribute to or assume an obligation to contribute to or have any liability (contingent or otherwise), or assume an obligation to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code, including any “multi-employer plan” as defined in section 4001(a)(3) of ERISA, where any of clauses (a), (b), or (c) would reasonably be expected to have a Material Adverse Effect.

Section 10.09 Mergers, Etc. Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or divide or Dispose of, all or substantially all its business units, assets or other Properties, except that (a) any Loan Party (other than the Parent) may be merged, amalgamated or consolidated with or into another Loan Party, so long as (i) no Default or Event of Default has occurred and is continuing or could occur as a result of such transaction and notice of such transaction is provided to the Administrative Agent at least five (5) Business Days prior to such transaction, and (ii) if the Borrower is a party to such transaction, the Borrower is the surviving entity, and (b) any Loan Party (other than the Borrower) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Loan Party, so long as no Default or Event of Default has occurred and is continuing or could occur as a result of such transaction and notice of such transaction is provided to the Administrative Agent at least five (5) Business Days prior to such transaction.

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Section 10.10 Sale of Properties. Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, sell, assign, farm-out, convey or otherwise transfer or Dispose of any Property except for:

(a) the sale of inventory in the ordinary course of business;

(b) equipment that is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value;

(c) Dispositions to a Loan Party;

(d) Dispositions (other than of Intellectual Property) resulting from any taking or condemnation of any Property of any Loan Party or any Subsidiary of any Loan Party by any Governmental Authority or any assets subject to a casualty;

(e) other Dispositions of Property of fair market value not exceeding one million Dollars ($1,000,000) in the aggregate during any calendar year for which the applicable Loan Party or Subsidiary receives consideration solely in the form of cash or Cash Equivalents; provided, that the Net Cash Proceeds of such Disposition shall be subject to Section 3.04(c) to the extent that any such Property constitutes Collateral;

(f) (i) Dispositions of equipment in the ordinary course of business not to exceed five hundred thousand Dollars ($500,000) in the aggregate during any fiscal year and (ii) Dispositions of equipment in the ordinary course of business and to the extent that (x) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (y) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment;

(g) Dispositions of cash or Cash Equivalents in the ordinary course of business;

(h) Dispositions in the ordinary course of business that consist of write-offs or grants of discounts or forgiveness of accounts receivable, without recourse, which are at least ninety (90) days past due in connection with the compromise or collection thereof;

(i) Dispositions in connection with the settlement of claims or disputes and the settlement, release or surrender of tort or other litigation claims upon terms and conditions determined by the Borrower in its good faith business judgment;

(j) the trade-in of Property in the ordinary course of business of the Loan Parties and Subsidiaries for credit towards the purchase price of replacement Property (which shall constitute Collateral, to the extent such Property traded-in constituted Collateral) purchased concurrently therewith;

(k) to the extent constituting Dispositions, (i) Permitted Liens and (ii) Restricted Payments permitted by Section 10.04; and

(l) to the extent constituting a Disposition, any termination, settlement, extinguishment or unwinding of obligations in respect of any Hedging Agreement pursuant to the terms thereof.

Notwithstanding anything to the contrary in this Section 10.10, (i) no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, Dispose of any Intellectual Property owned by any Loan Party to any Person other than a Loan Party, and (ii) no Loan Party shall grant to any Person other than a Loan Party any sublicense of any Intellectual Property.

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Section 10.11 Environmental Matters. Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or Threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or Threatened Release, exposure, or Remedial Work could reasonably be expected to have a Material Adverse Effect.

Section 10.12 Transactions with Affiliates. Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate except:

(a) such transactions as are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, as reasonably determined by Parent’s Board of Directors (or a committee thereof);

(b) transactions between or among the Loan Parties and not involving any other Affiliates that are not Loan Parties;

(c) the payment of reasonable and customary out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement; and

(d) (i) in the ordinary course of business and consistent with past practices, any customary collective bargaining, employment, indemnity or severance agreement or customary compensatory (including profit sharing) arrangement (including salary or guaranteed payment and bonuses) entered into by any Loan Party or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors (such Persons, collectively, the “Specified Related Persons”), (ii) in the ordinary course of business and consistent with past practices, any customary subscription agreement or similar customary agreement pertaining to the repurchase of any Equity Interest of any Specified Related Person of any Loan Party or Subsidiary pursuant to put/call rights or other similar rights with such Specified Related Person, (iii) any issuance of Equity Interest to any Specified Related Person of any Loan Party or Subsidiary pursuant to any employee compensation, benefit plan, stock option plan or arrangement established in the ordinary course of business of the Loan Parties and Subsidiaries and (iv) payments to any Specified Related Person of any Loan Party and Subsidiary in respect of any customary health, disability or similar insurance plan which covers such Specified Related Person.

Section 10.13 Negative Pledge Agreements; Dividend Restrictions. No Loan Party will, or will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Collateral Agent and the Lenders or restricts any Subsidiary of any Loan Party from paying dividends or making distributions to any Loan Party or any other Subsidiary of any Loan Party, or which requires the consent of or notice to other Persons in connection therewith.

Section 10.14 Sale and Leaseback. Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property

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which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

Section 10.15 Amendments to Organizational Documents, Fiscal Year End.

(a) Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, amend or otherwise modify (or permit to be amended or modified) its Organizational Documents, or take any action that would impair its rights under its Organizational Documents, in each case, in a manner that would be adverse to such Loan Party or the Lenders in any material respect or affects any transfer or voting provisions applicable to the Lenders or their Affiliates.

(b) The Parent will not change the last day of its annual audit date from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

Section 10.16 Material Contracts. No Loan Party will, or will permit any of its Subsidiaries to, amend, modify, supplement, cancel or terminate any Material Contract, or consent to or accept any cancellation or termination of any such Material Contract, if such amendment, modification, supplement, cancellation or termination could reasonably be expected to have a Material Adverse Effect.

Section 10.17 New Accounts. Without the prior written consent of the Administrative Agent, none of the Loan Parties shall open or otherwise establish, any Deposit Account, Securities Account or Commodity Account other than an Excluded Account, the New Unsecured Convertible Notes DSRA or any other Deposit Account, Securities Account and Commodity Account (i) in which the Collateral Agent has a valid first-priority Lien under applicable law and (ii) that is subject to a Control Agreement.

Section 10.18 Parent as Holding Company. The Parent will not engage in any business or activity or hold or own any assets or be obligated with respect to any Indebtedness or other liabilities other than (a) the direct or indirect ownership of all the outstanding Equity Interests in the Borrower and the Borrower’s Subsidiaries, and (b) corporate maintenance activities associated with being a holding company.

Article XI
EVENTS OF DEFAULT; REMEDIES

Section 11.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) Payments Under Loan Documents.

(i) The Borrower shall fail to pay any principal of or premium (if any) on any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(ii) Any Loan Party shall fail to pay any interest, Insurance Incremental Amount, fee or any other amount (other than an amount referred to in Section 11.01(a)) payable under any Loan Document, when and as the same shall become due and payable and failure to pay shall continue unremedied for a period of three (3) Business Days.

(b) Breach of Warranty. Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report,

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certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall have been materially incorrect when made or deemed made and, if such misrepresentation is susceptible of cure prior to the expiration of such period and such misrepresentation has not had and could not reasonably be expected to have a Material Adverse Effect.

(c) Breach of Negative Covenants or Certain Other Covenants. Any Loan Party or any Subsidiary of any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 9.01, Section 9.02, Section 9.03 (solely as to existence), Section 9.07, Section 9.10, Section 9.12, Section 9.13, Section 9.14, Section 9.15, Section 9.17, Section 9.18, Section 9.19, Section 9.20 or Article X.

(d) Breach of Other Covenants. Any Loan Party or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), Section 11.01(b) or Section 11.01(c)) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) days.

(e) Cross-Default. (i) Any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after taking any applicable grace periods into account, or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require such Loan Party or Subsidiary to make an offer in respect thereof.

(f) Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(g) Voluntary Proceedings. Any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 11.01(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder, member or partner of any Loan Party or any of its Subsidiaries shall make any request or take any action for the purpose (A) of calling a meeting of the members of such Loan Party to consider a resolution to dissolve and wind-up such Loan Party’s affairs or (B) of exercising or asserting rescission rights with respect to any Equity Interests of any Loan Party that it owns. Any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

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(h) Judgments. (i) One or more judgments for the payment of money in an aggregate amount in excess of $10,000,000) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Loan Party or any of its Subsidiaries or any combination thereof, in each case other than a judgment which is (x) discharged within sixty (60) days or (y) the execution of which is effectively stayed within sixty (60) days and no action is legally taken by a judgment creditor or judgment creditors to attach or levy upon any assets of any Loan Party or any of its Subsidiaries to enforce any such judgment.

(i) Loan Document Unenforceable. The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party party thereto or any other party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any part of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or a Loan Party shall so state in writing.

(j) Uninsured Losses; Proceedings Against Assets. There shall occur any uninsured damage to or loss, theft or destruction of any of the Collateral in excess of ten million Dollars ($10,000,000) (it being understood that the amount of deductibles payable in connection with such claim shall not be included in such threshold) or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets in excess of $10,000,000) in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter; provided that such damage to or loss, theft or destruction of any of the Collateral shall not include any damage to or loss, theft or destruction (i) of any launch vehicles or (ii) due to in-orbit failures.

(k) [Reserved].

(l) Loss of Material Intellectual Property. Any Governmental Authority or other Person shall (i) revoke, terminate, suspend or adversely modify any material Intellectual Property, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any material Intellectual Property and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any Intellectual Property necessary for the continuation of any Loan Party’s business and the staff of such Governmental Authority or other Person issues a report recommending the termination, revocation, suspension or material adverse modification of such material Intellectual Property.

(m) Cessation of Business. (i) Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than ten (10) days; or (ii) any other cessation of a substantial part of the business of any Loan Party or any of its Subsidiaries engaged in material operations.

(n) Insurance Policy. At any time after the execution and delivery thereof, (i) the Insurance Policy for any reason shall cease to be in full force and effect (including, without limitation, as a result of termination or expiration without renewal thereof) or shall be declared to be null and void or any counterparty thereto shall repudiate its obligations thereunder, (ii) any counterparty to the Insurance Policy or any Loan Party shall contest the validity or enforceability of the Insurance Policy in writing or deny in writing that it has any further rights or obligations under the Insurance Policy or (iii) any of the circumstances described in Section 11.01(f) or Section 11.01(g) occur with respect to an Insurer or an Insurer is liquidated or wound up, and the Borrower fails to obtain within sixty (60) days a replacement policy in form and substance, as reasonably determined by the Administrative Agent, substantially the same as the Insurance Policy, issued by an insurance company reasonably acceptable to the Administrative Agent.

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Section 11.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 11.01(f) or Section 11.01(g), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, any Call Premium then applicable, any Insurance Incremental Amounts then due and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the other Loan Documents or the Insurance Policy, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 11.01(f) or Section 11.01(g), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, any Call Premium then applicable and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

Without limiting the generality of the foregoing, it is understood and agreed that (x) if, prior to the Maturity Date, the Loans are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency related event (including the acceleration of claims by operation of law)) or (y) upon the occurrence of the board of directors (or similar governing body or any Person having Control of any Loan Party (or any committee thereof) or of any directors (or similar governing body or any Person having Control) of any Loan Party (or any committee thereof) adopting any resolution or otherwise authorizing any action to approve any bankruptcy or insolvency related event (each of the foregoing in clauses (x) and (y) and as contemplated by the penultimate sentence of this paragraph, a “Yield Maintenance Event”)), the Call Premium that would have applied if, at the time of the Loans are accelerated or otherwise become due, the Borrower had (i) repaid, prepaid, refinanced, substituted or replaced any or all of the Loans as contemplated in Sections 3.01 and/or 3.04 will also be automatically and immediately due and payable without further action or notice as though a Yield Maintenance Event had occurred and the Call Premium shall constitute part of the Secured Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lenders’ lost profits and investment opportunity as a result thereof (and not as a penalty). Any Call Premium payable above shall be presumed to be the liquidated damages (and not for the avoidance of doubt unmatured interest or a penalty) sustained by the Lenders as the result of payment or acceleration, as applicable, prior to the Maturity Date and the Borrower and Guarantors agree that the Call Premium is reasonable under the circumstances currently existing. In the event the Secured Obligations are reinstated in connection with or following any Yield Maintenance Event, it is understood and agreed that the Secured Obligations shall include any Call Premium payable in accordance with the Loan Documents, including this Section 11.02. The Call Premium shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means. The obligation of the Borrower to pay the Call Premium under Section 3.04(d) is in addition to its obligation to pay the Call Premium under this Section 11.02.

EACH OF THE LOAN PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING CALL

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PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and each other Loan Party expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Call Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Call Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower and Guarantors giving specific consideration in this transaction for such agreement to pay the Call Premium; and (D) the Borrower and each Guarantor shall each be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower and each Guarantor expressly acknowledges that its agreement to pay the Call Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans. In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Borrower or any Guarantor with the intention of avoiding payment of the Call Premium that the Borrower would have had to pay if the Borrower then had elected to pay the Loans prior to the Maturity Date pursuant to Section 3.01 and/or Section 3.04, an equivalent premium, without duplication, will become and be immediately due and payable to the extent permitted by law upon the acceleration of the Loans.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise, and any amounts received on account of the Secured Obligations, received after maturity of the Loans, whether by acceleration or otherwise, shall be applied as follows:

(i) first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent and/or the Collateral Agent in such Agent’s capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal and premium outstanding on the Loans;

(v) fifth, pro rata to all other Secured Obligations; and

(vi) sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Section 11.03 Protective Payments. If the Borrower or any other Loan Party fails to obtain the insurance called for by Section 9.07 or Section 9.17 or fails to pay any premium thereon or fails to pay any other amount which it is obligated to pay under this Agreement or any other Loan Document, including Taxes, and the premiums on the Insurance Policy, the Administrative Agent may obtain such insurance or make such payment, and all amounts so paid by the Administrative Agent shall be reimbursable expenses pursuant to Section 13.03(a) and immediately due and payable, bearing interest at the then highest applicable rate in accordance hereunder, and secured by the Collateral. The Administrative Agent will make reasonable efforts to provide the Borrower with notice of the obtaining of such insurance at the time it is obtained or within a reasonable time thereafter. No payments by the Administrative Agent or any

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Lender hereunder are deemed an agreement to make similar payments in the future or the Administrative Agent’s or Lenders’ waiver of any Event of Default.

Article XII
THE AGENTs

Section 12.01 Appointment; Powers.

(a) Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (excluding Section 12.10) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions.

(b) The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

Section 12.02 Duties and Obligations of Agents. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 12.03, and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or Collateral Agent or any of their Affiliates in any capacity. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or as to those conditions precedent expressly required to be to such Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of any Loan Party or any Subsidiary of the Borrower or any other obligor or Guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VII, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each

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document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent or the Collateral Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 12.03 Action by Administrative Agent or Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.02) and in all cases such Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by such Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent and/or the Collateral Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 12.03; provided that, unless and until the Administrative Agent and/or the Collateral Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall any Agent be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.02), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 12.04 Reliance by Administrative Agent and Collateral Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by them to be genuine and to have been signed or sent by the proper Person and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants, consultants and other experts selected by any such Agent. The Administrative Agent and/or the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute such Agent’s record of such statement, except in the case of gross negligence or willful misconduct by such Agent. Upon request by an Agent at any time, the Lenders will confirm in writing whether an action may be taken by it (and such Agent may deem the failure to respond to any such request in a timely manner as approval). In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

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Section 12.05 Subagents. Either Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XII shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Agent. Without limiting the foregoing, following the Closing Date, the Agents may from time to time appoint one or more Lenders (or any Affiliate or Approved Fund of a Lender) as its sub-agent for the limited purposes of (i) delivering any notices or other communications on behalf of such Agents hereunder and (ii) receiving copies of any notices or other communications that are delivered to the Agents hereunder.

Section 12.06 Resignation or Removal of Agents. Any Agent may resign at any time by notifying the Lenders and the Borrower upon at least thirty (30) days’ prior written notice. Majority Lenders may, to the extent permitted by applicable law, remove any Agent upon thirty (30) days’ notice in writing to such Agent and the Borrower. Such resignation or removal shall take effect upon the appointment of a successor Agent as provided below (or, if no successor has been appointed, on the 30th day after the relevant notice). Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor and, unless an Event of Default has occurred and is continuing, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed). If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after such notice of resignation or removal (the “Successor Effective Date”), then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. With effect from the Successor Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent is appointed as provided for above. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation or removal hereunder, the provisions of this Article XII and Section 13.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 12.07 Administrative Agent as Lender. The Person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Loan Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 12.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or

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based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. No Agent shall be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of their respective Affiliates. In this regard, each Lender acknowledges that Baker Botts L.L.P. is acting in this transaction as special counsel to the Agents only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein. In structuring, arranging or syndicating this Agreement, each Lender acknowledges and agrees that the Administrative Agent may be an agent or lender under other loans or other securities, and each Lender hereby waives any existing or future conflicts of interest associated with any of their roles in such other debt instruments.

Section 12.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party or any Subsidiary of the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 13.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Section 13.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 12.10 Authority of Collateral Agent to Release Collateral and Liens. Each Lender hereby authorizes the Collateral Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes the Collateral Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any Disposition of Property to the extent such Disposition is permitted by the terms of Section 10.10 or is otherwise authorized by the terms of the Loan Documents.

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Section 12.11 Acknowledgement of Lenders.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 12.12 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party.

(d) Each party’s obligations under this Section 12.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Secured Obligations under any Loan Document.

Section 12.12 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof

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conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party or other Guarantor is subject, or (b) at any other sale, foreclosure or acceptance of Collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 13.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Article XIII
MISCELLANEOUS

Section 13.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 13.01(b)), all notices and other communications provided for

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herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic communication, as follows:

(i) if to the Parent or the Borrower, to it at the following:

c/o AST & Science, LLC

2901 Enterprise Ln

Midland, TX 79706

Attention: Sean Wallace

Phone: 914 908 0907

Email: sean.wallace@ast-science.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

Attention: Glenn Reitman

Phone: 713 425 8460

Email: glenn.reitman@us.dlapiper.com

(ii) if to the Administrative Agent or the Collateral Agent, to it at the following:

Atlas Credit Partners LLC

777 Post Oak Blvd Suite 430

Houston, TX 77056

Attention: Matthew Laterza

Telephone: (713) 859-9770

Email: mlaterza@atlascreditpartners.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

401 S. First Street Ste 1200

Austin, TX 78704

Attention: Clint Culpepper

Phone: (512) 322-2684

Facsimile: (512) 322-3684

Email: clint.culpepper@bakerbotts.com

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire; and

(iv) if to any Subsidiary, to it at its address set forth in Schedule 1 to the Guarantee and Collateral Agreement.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless

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the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 13.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Parent or the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 13.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any other Loan Document (other than the Fee Letter and as provided in Section 3.05) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower and the Majority Lenders or by the Parent, the Borrower and the Administrative Agent with the consent of the Majority Lenders (with a copy of all amendments provided to the Administrative Agent); provided that no such agreement shall (i) increase the Commitment or the outstanding aggregate principal amount of the Loans of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby, provided that the Default Rate may be waived with the consent of the Majority Lenders, (iii) postpone the scheduled and fixed date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby (it being understood and agreed that a waiver of a Default or Event of Default shall require the consent of only the Majority Lenders), (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each directly and adversely Lender, (v) release all or substantially all of the Guarantors or release all or substantially all of the Collateral (other than as provided in Section 12.10), without the written consent of

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each Lender, (vi) modify the terms of Section 11.02(c) without the written consent of each Lender directly and adversely affected thereby, or (vii) change any of the provisions of this Section 13.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents, without the written consent of each directly and adversely affected Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of such Agent. Notwithstanding the foregoing, (a) any Security Document may be supplemented to add additional Collateral or join additional Persons as Guarantors with the consent of the Collateral Agent, (b) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to (i) correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error, omission or other manifest error in any Loan Document, or (ii) make administrative or operational changes or enhancements not adverse to the Lenders, (c) the Administrative Agent and the Borrower (or other applicable Loan Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any Lien in any Collateral or Property to become Collateral to secure the Indebtedness for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender. The Parent and the Borrower each acknowledges that certain waivers, amendments, modifications or consents may require the prior written consent of the requisite Insurers in accordance with the terms of the Insurance Policy.

Section 13.03 Expenses, Indemnity; Damage Waiver.

(a) Each Loan Party shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel and other consultants for the Agents, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the Facility provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agents as to the rights and duties of the Agents and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs, expenses, assessments and other similar charges incurred by the Agents or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Document or any other document referred to therein and (iii) all expenses incurred by the Agents or any Lender, including the fees, charges and disbursements of any counsel or other consultants for the Agents or any Lender, in connection with the enforcement or protection of their rights in connection with this Agreement or any other Loan Document, including their rights under this Section 13.03, or in connection with the Loans made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Each Loan Party shall indemnify the Administrative Agent, the Collateral Agent, any sub-agent of the Agents, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and defend and hold each Indemnitee harmless from and against, any and all losses, claims, damages, penalties, liabilities, costs and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations

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hereunder or thereunder, the consummation of the transactions contemplated hereby or by any other Loan Document or any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (ii) the failure of any Loan Party or any Subsidiary to comply with the terms of any Loan Document, including this Agreement, or with any Governmental Requirement, (iii) any inaccuracy of any representation or any breach of any warranty or covenant of the Borrower or any Guarantor or any other Loan Party set forth in any of the Loan Documents or any instruments, documents or certifications delivered in connection therewith, (iv) any Loan or the use of the proceeds therefrom, (v) the operations of the business of the Loan Parties or the Subsidiaries by such Loan Parties and Subsidiaries, (vi) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Documents, (vii) any Environmental Law applicable to any Loan Party or any Subsidiary in respect of their Properties, including the presence, generation, storage, Release, Threatened Release, use, transport, disposal, arrangement of disposal or treatment of Hazardous Materials on any of their Properties, (viii) the breach or non-compliance by any Loan Party or any Subsidiary thereof with any Environmental Law applicable to any Loan Party or any Subsidiary thereof in respect of their Properties, (ix) the past ownership by any Loan Party or any Subsidiary or any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (x) the presence, use, Release, storage, treatment, disposal, generation, Threatened Release, transport, arrangement for transport or arrangement for disposal of Hazardous Materials on or at any of the Properties owned or operated by any Loan Party or any Subsidiary or any actual or alleged presence or Release of Hazardous Materials on or from any Property owned or operated by any Loan Party, (xi) any liability arising under Environmental Laws related in any way to any Loan Party or any Subsidiary in respect of their Properties, (xii) any other environmental, health or safety condition in connection with the Loan Documents, or (xiii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or a Loan Party and regardless of whether any Indemnitee is a party thereto, and such indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including all types of negligent conduct identified in the Restatement (Second) of Torts of one or more of the Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, intentional misrepresentation, gross negligence or willful misconduct of such Indemnitee or (B) have arisen out of any dispute that does not involve an act or omission of any Loan Party or any Subsidiary and that is solely among Indemnitees it being understood and agreed that the indemnification provided for herein shall extend to Administrative Agent and the Collateral Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party or a Subsidiary thereof) relative to disputes between or among the Administrative Agent or the Collateral Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand; provided, further, this Section 13.03(b) shall not apply with respect to Taxes other than any Taxes that represent fees, losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Parent or the Borrower fails to pay any amount required to be paid by it to the Agents under Section 13.03(a) or (b), but without affecting such payment obligations of the Parent or the Borrower, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or

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punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 13.03 shall be payable not later than ten (10) Business Days after demand therefor. The foregoing indemnification obligation of the Loan Parties shall apply irrespective of the execution of this Agreement or completion of the financing.

Section 13.04 Assignments and Participations.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of the Parent nor the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent or the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.04 and (iii) no Lender may assign to the Parent, the Borrower or an Affiliate of the Parent all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder nor may the Parent, the Borrower or an Affiliate of the Parent make any offer to purchase any Commitments or Loans hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 13.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 13.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that, immediately prior to giving effect to such assignment, is (1) a Lender (or an Affiliate or Approved Fund of a Lender), (2) an Insurer (or reinsurer) or (3) any Person to whom such Lender has pledged or assigned all or any portion of its rights under this Agreement to secure the obligations of such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than one million Dollars ($1,000,000) unless the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and

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recordation fee of three thousand five hundred Dollars ($3,500) (which fee shall not apply to an assignment to a Lender, an Affiliate of a Lender or an Approved Fund);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(E) no such assignment shall be made to the Parent, the Borrower, any Affiliate of the Parent, or a natural person (or any holding company, investment vehicle, trust owned and operated for the primary benefit of a natural person).

(iii) Subject to Section 13.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto (which, for the avoidance of doubt, shall be the date of recordation in the Register) and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 13.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Parent and the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitment of and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice or anything in any Loan Document to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.

(c) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.04(b) and any written consent to such assignment required by Section 13.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this Section 13.04(b).

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(i) Any Lender may, without the consent of any Loan Party or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Parent, the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) the provisions of Section 13.04(b)(ii)(E) shall apply as if the sale of the participation was an assignment. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.02(b) that affects such Participant. In addition, such agreement must provide that the Participant be bound by the provisions of Section 13.03(c); provided that such Participant shall also be entitled to the benefits of Section 13.03 as though it were a Lender. Each Loan Party agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent and the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) If (i) the Administrative Agent receives payment of any portion of the amount due under the Insurance Policy in immediately available funds (the “Insurance Proceeds”) under the Insurance Policy and (ii) the Administrative Agent and the Lenders receive a notice signed by the Insurers (an “Insurance Notice”) that (x) confirms the full amount due under the Insurance Policy, (y) instructs the

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Administrative Agent to proceed with the subrogation and assignment of all Secured Obligations as provided in this Section 13.04(e), and (z) identifies each of the Insurers that have made such payment, the identity of such Insurers’ joint domestic U.S. organized designee (the Insurers or if formed such Insurers’ joint domestic U.S. organized designee (collectively, as applicable, the “Designee(s)”)) and such Insurers’ respective allocated contribution to such amount stated in dollars, then the parties hereto (including, without limitation, the Lenders) agree that the Designee(s) are automatically subrogated to and assigned the portion of Secured Obligations based on the percentage of insurance payment actually made (e.g. if loss payment due is one hundred (100), and the Administrative Agent only received eighty (80), then the Designee(s) will be subrogated and assigned 80% of the Secured Obligations) as of the date of receipt of the Insurance Notice. The Administrative Agent shall provide prompt notice by e-mail to the Lenders of its receipt of the Insurance Proceeds. In furtherance of such automatic subrogation and assignment, the Administrative Agent shall without requirement for any assignment, notice or instruction, immediately and in all events within five (5) Business Days thereof, (x) distribute to the Lenders the Insurance Proceeds, and (y) following such distribution, record in the Register the assignment of the Loan to the Designee(s). Further, the Lenders agree to execute and deliver to the Administrative Agent and the Designee(s) an Assignment and Assumption reflecting such automatic assignment effective as of the date of the automatic assignment described in the first sentence of this Section 13.04(e) to the Designee(s) of the aggregate outstanding amount of all Secured Obligations in respect of principal. Any obligations of the Insurers in this Section 13.04(e) may be satisfied by performance of the Designee(s), if any, on behalf of such Insurer. Each Insurer and their Designee(s) is a designated third-party beneficiary of this Section 13.04(e). To avoid doubt, failure of any Lender and any Designee to execute any Assignment and Assumption shall have no effect on the automatic subrogation and assignment described in this Section 13.04(e). The Lenders hereby authorize the Insurers to deliver the Insurance Notice and instructs the Administrative Agent that the Administrative Agent is entitled to conclusively rely on the Insurance Notice in the execution of the assignments of the Secured Obligations provided for in this Section 13.04(e) and will be fully protected under Section 13.03 in doing so.

(f) Notwithstanding any other provisions of this Section 13.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 13.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03, Article XII and Section 13.03 shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law

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or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s, the Collateral Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Parent and the Borrower shall take such action as may be reasonably requested by the Administrative Agent, the Collateral Agent and the Lenders to effect such reinstatement.

Section 13.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, Borrowing Requests, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

(c) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(d) Except as provided in Section 7.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 13.08 Right of Setoff.

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(a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Hedging Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party or any Subsidiary thereof against any of and all the obligations of such Loan Party or Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 13.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If the Collateral Agent, any sub-agent or the custodian of the Interest Escrow Account becomes the subject of a bankruptcy, insolvency or other similar proceeding such that the Interest Escrow Account is part of the bankruptcy estate of the Collateral Agent, such sub-agent or custodian, as applicable, each Loan Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) or other amount held in the Interest Escrow Account against any of and all the obligations of such Agent (including, any sub-agent), Lender or Affiliate owed to such Loan Party, irrespective of whether or not such Loan Party or shall have made any demand and although such obligations may be unmatured. Any such setoff and application of funds in the Interest Escrow Account to the Secured Obligations shall reduce the Secured Obligations on a dollar-for-dollar basis. Each Loan Party agrees to notify the applicable Lender and Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 13.09 Governing Law; Jurisdiction; Consent To Service Of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 AND SECTION 5-1402).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN Section 13.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO Section 13.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH COPIES ARE

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DEPOSITED IN THE MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 13.09.

Section 13.10 Certain Determinations. Notwithstanding anything to the contrary herein, the parties agree that if a dispute arises with respect to whether a Loan Party has complied with Prudent Industry Practices where required hereunder, the parties agree to submit such dispute to a reputable third-party expert with the requisite experience in the business of the Loan Parties reasonably selected by the Administrative Agent for review and determination in accordance with procedures to be agreed by the parties.

Section 13.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 13.12 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) to the Insurers and its directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section 13.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Borrower and its obligations, (h) to any rating agency when required by it; provided, that, before any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrower and its Subsidiaries, (i) with the consent of the Borrower or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 13.12 or (ii) becomes available to the Agents, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 13.12, “Information” means all written information received from any Loan Party relating to the Loan Parties and their Subsidiaries and their businesses and shall include, without limitation, this Agreement and the terms and conditions of this Agreement, other than (A) any such information that is available to the Agents or any Lender on a

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nonconfidential basis prior to disclosure by any Loan Party and (B) information pertaining to this Agreement routinely used in marketing materials or provided by arrangers to data service providers, including league table providers, that serve the lending industry (it is understood, for avoidance of doubt, that the names of the Loan Parties, the amount, type, currency, interest rate and yield to maturity of the Loans, the effective date of this Agreement and the role and title of such Lender is such type of information so routinely used or provided); provided that, in the case of information received from the Borrower or any of its Subsidiaries, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 13.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws. The Borrower hereby authorizes each Lender and its Affiliates, at their respective sole expense, but without any prior approval by the Borrower, to publish tombstones and give other publicity to this Agreement as each may from time to time determine in its sole discretion. The Loan Parties agree to maintain the confidentiality of the identities of the Lenders and the amounts of their respective Commitments and Loans (in each case, other than the Lender that is the signatory to this Agreement and listed on Annex I hereto); provided that the Loan Parties may disclose such information with the consent of such Lender, upon the advice of legal counsel, or as required by applicable laws or regulations or by any subpoena or similar legal process. Prior to filing any report or disclosure with the Securities Exchange Commission or releasing any press release or other similar public disclosure that, in each case, contains the name of any Lender or Affiliate of any Lender, the Loan Parties shall, except to the extent prohibited by applicable law, furnish a copy of the proposed disclosure materials to such Lender and consult in good faith with such Lender regarding any revisions it may request.

Section 13.13 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Secured Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread

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throughout the stated term of the Loans until Payment in Full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 13.13 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then, to the extent permitted by applicable law, the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 13.13.

Section 13.14 Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 13.15 No Third-Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Agents or any Lender for any reason whatsoever. There are no third-party beneficiaries.

Section 13.16 Usa Patriot Act Notice. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.

Section 13.17 Collateral Releases.

(a) Release Upon Payment in Full. Upon Payment in Full, the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Loan Parties pursuant to a customary payoff letter.

(b) Further Assurances. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by the Loan Documents and such Collateral shall no longer

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constitute or be required to be Collateral under the Loan Documents, then the Collateral Agent, at the request and sole expense of the Borrower, shall promptly execute and deliver to the Borrower or a such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the applicable Security Document on such Collateral; provided that the Borrower shall have delivered to the Administrative Agent and the Collateral Agent, at least five (5) Business Days prior to the date of the proposed release (or such other time period as the Administrative Agent may agree), a written request for release identifying the Loan Party, together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents, (y) the Borrower has complied with its obligations under Section 9.01(l), if applicable, and (z) no Collateral other than the Collateral required to be released is being released.

Section 13.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability; and

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

[SIGNATURES BEGIN NEXT PAGE]

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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER: AST & SCIENCE, LLC

By: /s/ Sean Wallace

Name: Sean Wallace

Title: Chief Financial Officer

PARENT: AST SPACEMOBILE, INC.

By: /s/ Sean Wallace

Name: Sean Wallace

Title: Chief Financial Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT: ACP POST OAK CREDIT II LLC,
as Administrative Agent and Collateral Agent

By: /s/ Matthew E. Laterza

Name: Matthew E. Laterza

Title: Chief Operating Officer

[Signature Page to Credit Agreement]

LENDERS: ACP POST OAK CREDIT II LLC, as a Lender

By: /s/ Matthew E. Laterza

Name: Matthew E. Laterza

Title: Chief Operating Officer

[Signature Page to Credit Agreement]